PROXY STATEMENT PURSUANT TO SECTION
                        14(A) OF THE SECURITIES EXCHANGE
                          ACT OF 1934 (AMENDMENT NO. )

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         14a-6(e)(2))
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[ ]      Soliciting Material Pursuant to "240.14a-12

                             Erie Indemnity Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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

[ERIE INDEMNITY LOGO]


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 30, 2002



To the Holders of Class A Common Stock and
Class B Common Stock of ERIE INDEMNITY COMPANY:


     The Annual Meeting of Shareholders of Erie Indemnity Company (the "Company") will be held at 3:00 p.m., local time, on Tuesday, April 30, 2002, at the Auditorium of the F. W. Hirt-Perry Square Building, 100 Erie Insurance Place (Sixth and French Streets), Erie, Pennsylvania 16530 for the following purposes:

     1. To elect 12 Directors of the Company to serve until the Company's 2003 Annual Meeting of Shareholders and until their successors are elected;

     2. To approve the continuation of the Company's Long-Term Incentive Plan for the purpose of maintaining its qualification under Section 162(m) of the Internal Revenue Code of 1986;

     3. To ratify the selection of Malin, Bergquist & Company, LLP as independent public accountants for the Company for 2002; and

     4. To transact such other business as may properly come before the Annual Meeting and any adjournment, postponement or continuation thereof.

     The Board of Directors has fixed the close of business on Friday, March 8, 2002 as the record date for the determination of the holders of Class B Common Stock entitled to notice of and to vote at the Annual Meeting. Holders of Class A Common Stock do not have the right to vote on any of the matters to be acted upon at the Annual Meeting.

     In the event that the Annual Meeting is adjourned, pursuant to Section 1756(b)(1) of the Pennsylvania Business Corporation Law of 1988 (the "BCL"), those shareholders entitled to vote who attend a meeting of shareholders that was previously adjourned for lack of a quorum shall constitute a quorum for the purpose of electing directors even though the number of shareholders present at such adjourned meeting constitutes less than a quorum as fixed in the Company's Bylaws.

     For purposes other than the election of directors, pursuant to Section 1756(b)(2) of the BCL, those shareholders entitled to vote who attend a meeting of shareholders that was previously adjourned for one or more periods aggregating at least 15 days because of an absence of a quorum, shall constitute a quorum for acting upon any matter set forth in this notice even though the number of shareholders present at such adjourned meeting constitute less than a quorum as fixed in the Company's Bylaws.

[ERIE LETTERHEAD FOOTER OMITTED]

     This Notice and Proxy Statement, together with a copy of the Company's Annual Report for the year ended December 31, 2001, are being sent to all holders of Class A Common Stock and Class B Common Stock. Holders of Class B Common Stock will also receive a form of proxy in accordance with Securities and Exchange Commission rules.

     Holders of Class B Common Stock are requested to complete, sign and return the enclosed form of proxy in the envelope provided, whether or not they expect to attend the Annual Meeting in person.

                                           By Order of the Board of Directors,



                                           /s/ J. R. Van Gorder
                                           --------------------
                                           Jan R. Van Gorder,
                                           Senior Executive Vice President,
                                           Secretary and General Counsel

April 1, 2002
Erie, Pennsylvania

                             ERIE INDEMNITY COMPANY
                            100 Erie Insurance Place
                            Erie, Pennsylvania 16530

                                 PROXY STATEMENT


     This Proxy Statement, which is first being mailed to the holders of Class A Common Stock and Class B Common Stock of Erie Indemnity Company (the "Company") on or about April 1, 2002, is furnished in connection with the solicitation of proxies by the Board of Directors of the Company from holders of Class B Common Stock to be voted at the Annual Meeting of Shareholders to be held at 3:00 p.m., local time, on Tuesday, April 30, 2002 and at any adjournment, postponement or continuation thereof (the "Annual Meeting") at the Auditorium of the F.W. Hirt-Perry Square Building, 100 Erie Insurance Place (Sixth and French Streets), Erie, Pennsylvania 16530. Holders of Class B Common Stock will also receive a form of proxy in accordance with Securities and Exchange Commission ("SEC") rules.

     Shares of Class B Common Stock represented by proxies in the accompanying form, if properly signed and returned, will be voted in accordance with the specifications made thereon by the holders of Class B Common Stock. Any proxy representing shares of Class B Common Stock not specifying to the contrary will be voted for the election of the candidates for director named below who were nominated by the Nominating Committee of the Company's Board of Directors, for the approval of the continuation of the Company's Long-Term Incentive Plan (the "LTIP") and for the ratification of the selection of Malin, Bergquist & Company, LLP as independent public accountants for the Company for 2002. A holder of Class B Common Stock who signs and returns a proxy in the accompanying form may revoke it at any time before it is voted by giving written notice of revocation to the Secretary of the Company, by furnishing a duly executed proxy bearing a later date to the Secretary of the Company or by attending the Annual Meeting and voting in person.

     The cost of solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this Proxy Statement. Such solicitation will be made by mail and may also be made on behalf of the Company in person or by telephone by the Company's regular officers and employees, none of whom will receive special compensation for such services. The Company, upon request therefor, will also reimburse brokers, nominees, fiduciaries and custodians or persons holding shares of Class B Common Stock in their names or in the names of nominees for their reasonable expenses in forwarding the Company's proxy material to beneficial owners.

     Only holders of Class B Common Stock of record at the close of business on March 8, 2002 are entitled to vote at the Annual Meeting. Each share of Class B Common Stock is entitled to one vote. Except as may be otherwise provided in Sections 1756(b)(1) and (2) of the Pennsylvania Business Corporation Law of 1988 (the "BCL") in the case of adjourned meetings, a majority of the outstanding shares of Class B Common Stock will constitute a quorum at the Annual Meeting for the election of directors, for approval of the continuation of the LTIP and for ratification of the selection of independent public accountants. Cumulative voting rights do not exist with respect to the election of directors. The 12 candidates for election as a director, including the persons Susan Hirt Hagen ("Mrs. Hagen") proposes to nominate at the Annual Meeting named under "Mrs. Hagen's Proposed Director Candidates", who receive the largest number of votes cast by the holders of Class B Common Stock in person or by proxy at the Annual Meeting will be elected as directors. The approval of the continuation of the LTIP and the ratification of the selection of Malin, Bergquist & Company, LLP as the Company's independent public accountants for 2002 will require the affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of Class B Common Stock. Shares of Class B Common Stock held by brokers or nominees as to which voting instructions have not been received from the beneficial owner or person otherwise entitled to vote and as to which the broker or nominee does not have discretionary voting power, i.e., broker nonvotes, will be treated as not present and not entitled to vote for nominees for election as directors or for approval of the LTIP. Abstentions will be treated as the withholding of authority to vote for nominees for election as directors or for approval of the continuation of the LTIP. Abstentions from voting and broker nonvotes will have no effect on the election of directors or the approval of the continuation of the LTIP because they will not represent votes cast at the Annual Meeting.

     As of the close of business on March 8, 2002, the Company had 63,813,523 outstanding shares of Class A Common Stock, which are not entitled to vote on any of the matters to be acted upon at the Annual Meeting, and 3,070 shares of Class B Common Stock, which have the exclusive right to vote on all matters to be acted upon at the Annual Meeting.

     The H.O. Hirt Trusts collectively own 2,340 shares of Class B Common Stock, which, because such shares represent 76.22% of the outstanding shares of Class B Common Stock, is sufficient to determine the outcome of any matter submitted to a vote of the holders of the Class B Common Stock, assuming all of the shares held by the H.O. Hirt Trusts are voted in the same manner. The trustees of the H.O. Hirt Trusts as of the record date for the Annual Meeting are F. William Hirt ("Mr. Hirt"), Mrs. Hagen and Bankers Trust Company of New York ("Bankers Trust"). On March 3, 1999, Bankers Trust advised the Orphans' Court Division of the Court of Common Pleas of Erie County, Pennsylvania (the "Court") of Bankers Trust's resignation as the corporate co-trustee of the H. O. Hirt Trusts. As of the date of this Proxy Statement, the Court is considering two candidates for successor corporate co-trustee that have been formally proposed: First Union National Bank, which was proposed by Mr. Hirt, and Sentinel Trust Company, which was proposed by Mrs. Hagen. The Company does not know whom the Court will appoint as successor corporate co-trustee or whether such appointment will be effective before or after the Annual Meeting.

     Under the provisions of the H.O. Hirt Trusts, the shares of Class B Common Stock held by the H.O. Hirt Trusts are to be voted as directed by a majority of trustees then in office. If at least a majority of the trustees then in office of both of the H.O. Hirt Trusts vote for the election of the 12 candidates for director named below, who have been nominated by the Nominating Committee of the Company's Board of Directors, for approval of the continuation of the LTIP and for ratification of the selection of Malin, Bergquist & Company, LLP as the Company's independent public accountants for 2002, such candidates will be elected as directors of the Company, the continuation of the LTIP will be approved and the selection of Malin, Bergquist & Company, LLP as the Company's independent public accountants for 2002 will be ratified, even if all shares of Class B Common Stock other than those held by the H.O. Hirt Trusts are not voted for such candidates, for such approval or for such ratification. The Company has not been advised as of the date of this Proxy Statement, however, how the trustees of the H.O. Hirt Trusts intend to vote at the Annual Meeting.

     Reference is made to "Legal Proceedings" in this Proxy Statement for further information regarding litigation involving the H.O. Hirt Trusts.

     The Company, which is part of the Erie Insurance Group, is a Pennsylvania business corporation formed in 1925 to serve as the attorney-in-fact for Erie Insurance Exchange (the "Exchange"), a Pennsylvania-domiciled reciprocal insurance exchange, whereby the subscribers exchange insurance contracts among themselves for the purpose of providing indemnity among themselves from losses through a common attorney-in-fact. Each subscriber gives a power of attorney to the Company under which it represents each subscriber as its attorney-in-fact in exchanging insurance contracts with other subscribers.

     The Company's principal business activity consists of management of the Exchange. The Company receives management fees from the Exchange as compensation for acting as attorney-in-fact for the Exchange, managing the business and affairs of the Exchange and paying certain general operating expenses of the Exchange. These management fees account for the majority of the Company's consolidated revenues. The Company's principal executive offices are located at 100 Erie Insurance Place, Erie, Pennsylvania 16530.

     The Company is also engaged in the property/casualty insurance business through its wholly owned subsidiaries, Erie Insurance Company ("Erie Insurance Co."), Erie Insurance Company of New York ("Erie NY") and Erie Insurance Property & Casualty Company ("EI P&C") and through its management of Flagship City Insurance Company ("Flagship"), a subsidiary of the Exchange. In addition, the Company holds investments in both affiliated and unaffiliated entities, including a 21.6% interest in the common stock ("EFL Common Stock") of Erie Family Life Insurance Company ("EFL"), a life insurance company. The Exchange has a 53.5% interest in the EFL Common Stock.


                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth as of February 28, 2002 the amount of the outstanding Class A Common Stock and Class B Common Stock of the Company and shares of EFL Common Stock beneficially owned by (i) each person who is known by the Company to own beneficially more than 5% of the Company's Class A Common Stock or Class B Common Stock or EFL Common Stock, (ii) each current director and candidate for director nominated by the Nominating Committee, (iii) each current executive officer named in the Summary Compensation Table and (iv) all current executive officers and directors of the Company as a group.


                           Shares of Class A     Percent of   Shares of Class B     Percent of     Shares of EFL
                             Common Stock       Outstanding     Common Stock       Outstanding      Common Stock       Percent of
  Name of Individual         Beneficially         Class A       Beneficially         Class B        Beneficially     Outstanding EFL
 or Identity of Group         Owned(1)(2)     Common Stock(3)    Owned(1)(2)     Common Stock(3)    Owned(1)(2)     Common Stock (3)
 --------------------         -----------     ---------------    -----------     ---------------    -----------     ----------------
5% Holders:

Black Interests
Limited Partnership(4)
  Erie, Pennsylvania           8,726,250           13.67%            390              12.70%               --              --

Samuel P. Black &
Associates, Inc.(4)
  Erie, Pennsylvania              24,000              --              --                 --             2,730(12)          --

Samuel P. Black, III(4)
  Erie, Pennsylvania             129,750              --              20                 --           129,667(12)         1.4%

Hagen Family
Limited Partnership(5)(6)
  Erie, Pennsylvania          10,092,900           15.82%              1                 --           154,182(13)         1.6%

Susan Hirt Hagen(5)(6)(7)
  Erie, Pennsylvania           6,658,800           10.43%             12                 --               600(14)          --

H.O. Hirt Trusts(5)(7)
  Erie, Pennsylvania                  --              --           2,340              76.22%               --              --

Hirt Family Limited
Partnership(8)
  Erie, Pennsylvania          11,830,000           18.54%             --                 --           166,934(15)         1.8%

F. William Hirt(7)(8)
  Erie, Pennsylvania             892,340            1.40%             20                 --               100(16)          --

Virginia M. Kurytnak
  Erie, Pennsylvania             239,369              --             180               5.86%               --              --

Erie Insurance Exchange
  Erie, Pennsylvania                  --              --              --                 --         5,055,562            53.5%

Erie Indemnity Company
  Erie, Pennsylvania                  --              --              --                 --         2,043,900            21.6%

Directors and Nominees
   for Director (9):

J. Ralph Borneman, Jr             50,000              --              --                 --             1,536              --
Patricia Garrison-Corbin             100              --              --                 --                --              --
Samuel P. Katz                       500              --              --                 --                --              --
Claude C. Lilly, III                 500              --              --                 --                --              --
Stephen A. Milne                  21,271              --              --                 --               200              --
Henry N. Nassau                      100              --              --                 --                --              --
John M. Petersen(10)           2,190,037            3.12%              1                 --            92,141(17)          --
Jan R. Van Gorder                124,667              --               1                 --                75(18)          --
Robert C. Wilburn                  2,000              --              --                 --               500              --

Executive Officers (11):

John J. Brinling, Jr              15,075              --              --                 --             1,260(19)          --
Philip A. Garcia                  91,175              --              --                 --             1,275              --
Jeffrey A. Ludrof                  2,244              --              --                 --                --              --
All Directors, Nominees
  for Director and
  Executive Officers as
  a Group (15 persons)        40,851,709           64.02%          2,785              90.72%          551,200            5.8%

----------------

(1)  Information furnished by the named persons.

(2) Under the rules of the SEC, a person is deemed to be the beneficial owner of securities if the person has, or shares, "voting power" (which includes the power to vote, or to direct the voting of, such securities) or "investment power" (which includes the power to dispose, or to direct the disposition, of such securities). Under these rules, more than one person may be deemed to be the beneficial owner of the same securities. Securities beneficially owned also include securities owned jointly, in whole or in part, or individually by the person's spouse, minor children or other relatives who share the same home. The information set forth in the above table includes all shares of Class A Common Stock and Class B Common Stock and all shares of EFL Common Stock over which the named individuals, individually or together, share voting power or investment power, adjusted, however, to eliminate the reporting of shares more than once in order not to overstate the aggregate beneficial ownership of such persons and to reflect shares as to which the named individuals disclaim beneficial ownership. The table does not reflect shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock, each of which is currently convertible into 2,400 shares of Class A Common Stock.

(3)  Less than 1% unless otherwise indicated.

(4) Mr. Black is President of Samuel P. Black & Associates, Inc. and the managing general partner and a limited partner of Black Interests Limited Partnership. Mr. Black has the right to vote the shares held by Samuel P. Black & Associates Inc. and Black Interests Limited Partnership. Mr. Black has sole voting power over 129,750 shares of Class A Common Stock and 10 shares of Class B Common Stock that he owns directly, and also has voting power over 10 shares of Class B Common Stock owned by the Estate of Samuel
     P. Black, Jr., of which Mr. Black is the Executor.

(5) Mrs. Hagen owns 300 shares of Class A Common Stock and 12 shares of Class B Common Stock directly, 1,170 shares of Class B Common Stock indirectly as a beneficiary of one of the H.O. Hirt Trusts described in footnote 7 below, 6,658,500 shares of Class A Common Stock indirectly through a personal trust of which Mrs. Hagen is the sole trustee and 10,092,900 shares of Class A Common Stock and one share of Class B Common Stock indirectly through the Hagen Family Limited Partnership, of which Mrs. Hagen and her husband, Thomas B. Hagen, are limited partners. As the general partner of the Hagen Family Limited Partnership, Mr. Hagen has the sole right to vote such shares. Under the rules of the SEC described in footnote (2), the maximum number of shares of Class A Common Stock and Class B Common Stock that Mrs. Hagen and Thomas B. Hagen together could be deemed to own beneficially is 16,756,800 shares of Class A Common Stock, or 26.26% of the outstanding shares of Class A Common Stock, and 1,186 shares of Class B Common Stock, or 38.6% of the outstanding shares of Class B Common Stock. Mr. and Mrs. Hagen together could also be deemed the beneficial owners of an additional 2,846,400 shares of Class A Common Stock issuable upon the conversion of the 1,186 shares of Class B Common Stock they together could be deemed to own beneficially. If all 1,186 shares of Class B Common Stock Mr. and Mrs. Hagen together could be deemed to own beneficially were converted into Class A Common Stock, the maximum number of shares of Class A Common Stock that Mr. and Mrs. Hagen together could be deemed to own beneficially would be 19,603,200 shares of Class A Common Stock, or 29.41% of the then outstanding shares of Class A Common Stock. Thomas B. Hagen disclaims beneficial ownership of the shares of Class A Common Stock and Class B Common Stock owned by Mrs. Hagen.

(6) Excludes 5,100 shares of Class A Common Stock and 3 shares of Class B Common Stock owned by Thomas B. Hagen, Mrs. Hagen's husband. Mrs. Hagen disclaims beneficial ownership of these shares.

(7) There are two H.O. Hirt Trusts, one for the benefit of Mr. Hirt and one for the benefit of Mrs. Hagen. Each of the H.O. Hirt Trusts is the record owner of 1,170 shares of Class B Common Stock, or 38.11% of the outstanding shares of Class B Common Stock. The trustees of the H.O. Hirt Trusts as of the date of this Proxy Statement are Mr. Hirt, Mrs. Hagen and Bankers Trust. Mr. Hirt and Mrs. Hagen, who are brother and sister, are each the beneficial owner of 1,170 shares of Class B Common Stock held by the H.O. Hirt Trust of which each is the beneficiary and, as Co-Trustees, along with Bankers Trust, have shared voting power over the 2,340 shares of Class B Common Stock held by the H.O. Hirt Trusts. See "Legal Proceedings."

(8) Mr. Hirt owns 892,340 shares of Class A Common Stock and 20 shares of Class B Common Stock directly, 1,170 shares of Class B Common Stock indirectly as a beneficiary of one of the H.O. Hirt Trusts described in footnote 7 above and 11,830,000 shares of Class A Common Stock indirectly through the Hirt Family Limited Partnership of which Mr. Hirt is the general and a limited partner. As the general partner of the Hirt Family Limited Partnership, Mr. Hirt has the sole right to vote such shares. Under the rules of the SEC described in footnote (2), the maximum number of shares of Class A Common Stock and Class B Common Stock that Mr. Hirt could be deemed to own beneficially is 12,722,340 shares of Class A Common Stock, or 19.94% of the outstanding shares of Class A Common Stock, and 1,190 shares of Class B Common Stock, or 38.8% of the outstanding shares of Class B Common Stock. Mr. Hirt could also be deemed the beneficial owner of an additional 2,856,000 shares of Class A Common Stock issuable upon the conversion of the 1,190 shares of Class B Common Stock he is deemed to own beneficially. If all 1,190 shares of Class B Common Stock Mr. Hirt could be deemed to own beneficially were converted into Class A Common Stock, the maximum number of shares of Class A Common Stock that Mr. Hirt could be deemed to own beneficially would be 15,578,340 shares of Class A Common Stock, or 23.37% of the then outstanding shares of Class A Common Stock.

(9)  Excludes directors listed under "5% Owners."

(10) Mr. Petersen disclaims beneficial ownership of 120,000 shares of Class A Common Stock owned by his wife, Gertrude E. Petersen, which have not been included in the total listed herein. However, the total includes 200,000 shares held in the Petersen Family Limited Partnership of which Mr. Petersen is the general partner and retains the right to vote such shares.

(11) Excludes executive officers listed under "Directors."

(12) Mr. Black is President of Samuel P. Black & Associates, Inc., which holds of record 2,730 shares. The 129,667 shares include 1,000 shares held of record by the Estate of Samuel P. Black, Jr., of which Mr. Black is the Executor; 59,388 shares held by the Samuel P. Black, Jr. 1996 Charitable Remainder Unitrust of which Mr. Black is a beneficiary and 60,000 shares held by the Black Family Foundation of which Mr. Black is an officer. Mr. Black directly owns 4,479 shares and two children of Mr. Black each own 2,400 shares.

(13) These shares are held by the Hagen Family Limited Partnership. Mrs. Hagen and her husband, Thomas B. Hagen, are limited partners of the Hagen Family Limited Partnership. As the general partner of the Hagen Family Limited Partnership, Mr. Hagen has the sole right to vote such shares.

(14) Includes 300 shares owned directly by Mrs. Hagen and 300 shares held by Thomas B. Hagen, Mrs. Hagen's husband. Mrs. Hagen disclaims beneficial ownership of these shares held by Mr. Hagen.

(15) These shares are held in a trust established by Mr. Hirt and are held by the Hirt Family Limited Partnership. As the general partner of the Hirt Family Limited Partnership, Mr. Hirt has the sole right to vote such shares.

(16) Mr. Hirt owns 100 shares directly.

(17) Of this total, 30,000 shares are held by Mr. Petersen's wife, Gertrude E. Petersen, as to which Mr. Petersen disclaims beneficial ownership.

(18) Of this total, 30 shares are held directly by Mr. Van Gorder and each of his three sons owns 15 shares.

(19) Includes 630 shares held by Mr. Brinling, 315 shares held in an IRA for Mr. Brinling and 315 shares held in an IRA for his wife.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires that the officers and directors of a corporation, such as the Company, that has a class of equity securities registered under Section 12 of the Exchange Act, as well as persons who own 10% or more of a class of equity securities of such a corporation, file reports of their ownership of such securities, as well as monthly statements of changes in such ownership, with the corporation and the SEC. Based upon written representations received by the Company from its officers and directors and 10% or greater shareholders, and the Company's review of the monthly statements of changes of ownership filed with the Company by its officers and directors and 10% or greater shareholders during 2001, the Company believes that all such filings required during 2001 were made on a timely basis.


                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

INTRODUCTION

     The election of directors of the Company by the holders of its Class B Common Stock is governed by provisions of the Pennsylvania Insurance Holding Companies Act in addition to provisions of the BCL, the Pennsylvania Associations Code and the Company's Bylaws. The following discussion summarizes these statutory provisions and describes the process undertaken by the Nominating Committee in connection with the nomination of candidates for election as directors by the holders of Class B Common Stock at the Annual Meeting.

BACKGROUND OF THE COMPANY'S NOMINATING COMMITTEE

     Section 1405(c)(4) of the Pennsylvania Insurance Holding Companies Act, which is applicable to the Company, provides that the board of directors of a domestic insurer shall establish one or more committees comprised solely of directors who are not officers or employees of the insurer or of any entity controlling, controlled by or under common control with the insurer and who are not beneficial owners of a controlling interest in the voting stock of the insurer or any such entity, and that such committee or committees shall have responsibility for recommending the selection of the insurer's independent certified public accountants, reviewing the insurer's financial condition, the scope and results of the insurer's independent audit and any internal audit, nominating candidates for director for election by the shareholders, evaluating the performance of officers deemed to be principal officers of the insurer and recommending to the board of directors the selection and compensation of the principal officers.

     Section 3.09 of the Company's Bylaws is consistent with this statutory provision and provides that (i) the Company's Board of Directors shall appoint annually a Nominating Committee that shall consist of not less than three directors who are not officers or employees of the Company or of any entity controlling, controlled by or under common control with the Company and who are not beneficial owners of a controlling interest in the voting securities of the Company and (ii) the Nominating Committee shall, prior to each annual meeting of shareholders, determine and nominate candidates for the office of director of the Company to be elected by the shareholders to serve terms as established by the Bylaws and until their successors are elected.

     In accordance with this Bylaw provision, on April 24, 2001, the Company's Board of Directors designated a Nominating Committee consisting of John M. Petersen, Chair, Samuel P. Black, III, J. Ralph Borneman, Jr., Patricia Garrison-Corbin and Robert C. Wilburn. None of these persons is an officer or employee of the Company or of any entity controlling, controlled by or under common control with the Company or a beneficial owner of a controlling interest in the voting stock of the Company or any such entity.

ESTABLISHMENT OF SHAREHOLDER NOMINATING PROCEDURES

     On August 16, 1999, the Company's Board of Directors voted to amend the Company's Bylaws by adding Section 2.07(a) to the Company's Bylaws for the purpose of establishing a fair and reasonable procedure by which any holder of Class A Common Stock or Class B Common Stock could propose to the Nominating Committee one or more persons whom the shareholder believes would be an appropriate candidate for nomination by the Nominating Committee for election as a director by the holders of Class B Common Stock at a forthcoming meeting of shareholders at which directors are to be elected. The Company believes such a procedure is an important shareholder right, and that proposals from shareholders assist the Nominating Committee in the exercise of its responsibility to nominate candidates for election as directors by the holders of Class B Common Stock. Section 2.07(a) of the Company's Bylaws establishes a time period in which any such proposal must be submitted, and specifies the information required to be submitted about any person so proposed in order that the Nominating Committee has adequate time and information to review the information submitted, interview the proposed candidate if the Nominating Committee so desires and determine whether to nominate the person proposed as a candidate for election as a director by the holders of Class B Common Stock.

     Under Section 2.07(a) of the Company's Bylaws, the names of persons proposed to the Nominating Committee and the requisite supporting information in respect of directors to be elected by shareholders at the Annual Meeting were required to be submitted not before November 29, 2001 and not later than December 29, 2001.

     Mrs. Hagen, by a letter to the Company dated December 28, 2001, proposed the following eleven persons: Mrs. Hagen, Kenneth B. Frank, Patricia Garrison-Corbin, Louis V. Imundo, Jr., Samuel P. Katz, Claude C. Lilly, III, Henry N. Nassau, Richard J. Pinola, Denise Illig Robison, William H. Starbuck and Richard L. Stover (collectively, the "Hagen Nominees"), for consideration by the Nominating Committee for nomination as candidates for election as directors by shareholders at the Annual Meeting. Of the Hagen Nominees, Ms. Garrison-Corbin, Mrs. Hagen and Messrs. Katz, Lilly and Nassau are currently directors of the Company and have been nominated for reelection by the Nominating Committee. Mrs. Hagen's letter stated, however, that if at least seven Hagen Nominees (including Mrs. Hagen) are not nominated by the Nominating Committee when it announces its slate, Mrs. Hagen proposes to nominate directly at the Annual Meeting all of those Hagen Nominees not nominated by the Nominating

Committee for election as directors of the Company. Mrs. Hagen also stated that, in the event that the size of the Board is increased beyond 12, Mrs. Hagen proposes to nominate all Hagen Nominees that are not nominated by the Nominating Committee and that Mrs. Hagen reserves the right to nominate additional candidates at the Annual Meeting if the size of the Board is increased above 16, the current maximum number of directors permitted by the Company's Bylaws. See "Mrs. Hagen's Proposed Director Candidates."

     Mr. Hirt, by a letter to the Company dated December 10, 2001, proposed Cyrus R. Wellman for consideration by the Nominating Committee for nomination as a candidate for election as director by shareholders at the Annual Meeting.

ACTIONS TAKEN BY THE NOMINATING COMMITTEE

     The Nominating Committee met on March 13, 2002 for the purpose of nominating candidates for election as directors by the holders of Class B Common Stock at the Annual Meeting. The Nominating Committee recommended to the Board of Directors that the size of the Company's Board of Directors remain at 12 persons and the Nominating Committee nominated 12 persons (Samuel P. Black, III,
J. Ralph Borneman, Jr., Patricia Garrison-Corbin, Mrs. Hagen, Mr. Hirt, Samuel
P. Katz, Claude C. Lilly, III, Stephen A. Milne, Henry N. Nassau, John M. Petersen, Jan R. Van Gorder and Robert C. Wilburn), each of whom is currently a director of the Company, as candidates for election as directors by the holders of Class B Common Stock at the Annual Meeting.

     On March 26, 2002, the Board of Directors accepted the Report of the Nominating Committee and approved the nomination by the Nominating Committee of the candidates for election as directors by the holders of Class B Common Stock at the Annual Meeting set forth under "Candidates for Election."

CANDIDATES FOR ELECTION

     The Company's Bylaws provide that the Board of Directors shall consist of not less than 7, nor more than 16, directors, with the exact number to be fixed from time to time by resolution of the Board of Directors. The Board of Directors has, by resolution, set the number of directors to be elected at the Annual Meeting at 12.

     Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of the nominees named below, all of whom are currently Directors of the Company, and each of whom was nominated for election as a director by the Nominating Committee of the Board of Directors. If a nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee selected by the Nominating Committee of the Board of Directors. The Board of Directors has no reason to believe the nominees named will be unable to serve if elected. Any vacancy occurring on the Board of Directors for any reason may be filled by a majority vote of the directors then remaining in office until the next succeeding annual meeting of the Company's shareholders.

     The names of the candidates for director nominated by the Nominating Committee, together with certain information regarding them, are as follows:

                                                                                                              Director
                                         Age                       Principal Occupation                        of the
                                        as of                     for Past Five Years and                      Company
             Name                      4/1/02              Positions with Erie Insurance Group                  Since
----------------------------------     ------     --------------------------------------------------------    --------
Samuel P. Black, III                     60       President, Treasurer and Secretary, Samuel P. Black &          1997
(1)(3)(4)(5)                                      Associates, Inc., insurance agency; Director, the
                                                  Company, Erie Insurance Co., EFL, Flagship and EI P&C.

J. Ralph Borneman, Jr. CIC               63       President and Chief Executive Officer, Body-Borneman           1992
(3)(4)                                            Associates, Inc., insurance agency; President,
                                                  Body-Borneman, Ltd. and Body-Borneman, Inc., insurance
                                                  agencies; Director, the Company, EFL, Erie Insurance
                                                  Co., Erie NY and National Penn Bancshares.

Patricia Garrison-                       54       Founder, President and Chief Executive Officer of P.G.         2000
Corbin (2)(4)(6C)                                 Corbin & Company, Inc., financial advisory and
                                                  investment management services for municipalities,
                                                  since 1986; Director, the Company, Erie Insurance Co.,
                                                  EFL and P.G. Corbin Asset Management, Inc.

Susan Hirt Hagen                         66       Managing Partner, Hagen, Herr & Peppin, Group                  1980
(1)(5C)                                           Relations Consultants, from 1990 to 1999; Co-Trustee
                                                  of H.O. Hirt Trusts; Director, the Company, EFL and
                                                  Erie Insurance Co. since 1980.

F. William Hirt, CPCU                    76       Chairman of the Board of the Company, EFL, Erie                1965
(1C)(5)                                           Insurance Co., EI P&C and  Flagship since September
                                                  1993; Chairman of the Board of Erie NY since April
                                                  1994; Chairman of the Executive Committee of the
                                                  Company and EFL since November 1990; Interim President
                                                  and Chief Executive Officer of the Company, EFL, Erie
                                                  Insurance Co., EI P&C, Flagship and Erie NY from
                                                  January 1, 1996 to February 12, 1996; Chairman of the
                                                  Board, Chief Executive Officer and Chairman of the
                                                  Executive Committee of the Company, EFL and Erie
                                                  Insurance Co. for more than five years prior thereto;
                                                  Co-Trustee of the H.O. Hirt Trusts; Director, the
                                                  Company, EFL, Erie Insurance Co., Erie NY, EI P&C and
                                                  Flagship.

                                      -10-


                                                                                                              Director
                                         Age                       Principal Occupation                        of the
                                        as of                     for Past Five Years and                      Company
             Name                      4/1/02              Positions with Erie Insurance Group                  Since
----------------------------------     ------     --------------------------------------------------------    --------

Samuel P. Katz                           52       Chief Executive Officer, Greater Philadelphia First, a         2000
(2)(3)                                            business leadership civic organization, July 2000 to
                                                  present; Founder, President, EnterSport Capital
                                                  Advisors, Inc., a private investment and consulting
                                                  firm, September 1997 to present; Managing Partner,
                                                  Wynnefield Capital Advisors, Inc., a fund manager of a
                                                  private equity venture fund, September 1997 to
                                                  present; Partner, Stafford Capital Partners, L.P.,
                                                  investment partnership and developer, 1994 to 1997;
                                                  Co-Chief Executive Officer, Public Financial
                                                  Management, Inc., a municipal finance advisor, 1976 to
                                                  1994; Director, the Company, Erie Insurance Co. and
                                                  EFL.

Claude C. Lilly, III, Ph.D.,             55       Dean, Belk College of Business Administration,                 2000
CPCU, CLU                                         University of North Carolina Charlotte, July 1998 to
(2)                                               present; James H. Harris Chair of Risk Management and
                                                  Insurance, Belk College of Business Administration,
                                                  University of North Carolina Charlotte, August 1997 to
                                                  present; Chief Executive Officer, Quinstone, Inc.,
                                                  manufacturing, August 1995 to January 1996; Professor
                                                  of Risk Management, Florida State University 1981 to
                                                  August 1997; Director, the Company, Erie Insurance Co.
                                                  and EFL.

Stephen A. Milne, CIC                    53       Retired since January 2002; President and Chief                1996
(1)(6)                                            Executive Officer of the Company, EFL and Erie
                                                  Insurance Co. from February 1996 to January 2002 and
                                                  President and Chief Executive Officer of Flagship, EI
                                                  P&C and Erie NY from March 1996 to January 2002;
                                                  Executive Vice President Insurance Operations of the
                                                  Company, Erie Insurance Co., Flagship, EI P&C and Erie
                                                  NY from January 11, 1994 to February 12, 1996; Owner,
                                                  Bennett-Damascus Insurance Agency, March 1991 to
                                                  December 31, 1993; Senior Vice President-Agency
                                                  Division, the Company, EFL and Erie Insurance Co. 1988
                                                  to 1991; Director, the Company, Erie Insurance Co.,
                                                  EFL, Flagship, EI P&C and Erie NY.

                                      -11-



                                                                                                              Director
                                         Age                       Principal Occupation                        of the
                                        as of                     for Past Five Years and                      Company
             Name                      4/1/02              Positions with Erie Insurance Group                  Since
----------------------------------     ------     --------------------------------------------------------    --------

Henry N. Nassau, Esq.                    47       Managing Director, General Counsel and Secretary,              2000
(1)(6)                                            Internet Capital Group, Inc., internet holding
                                                  company, May 1999 to present; Partner and Chairman of
                                                  the Business Department, Dechert, attorneys, September
                                                  1987 to May 1999; Director, CourtLink, Inc., Bliley
                                                  Technologies, Inc., Albert Abela Corporation, Higher
                                                  Mountain, Inc., PaperExchange, Inc., the Company, Erie
                                                  Insurance Co. and EFL.

John M. Petersen                         73       Retired; President and Chief Executive Officer of the          1979
(1)(4C)                                           Company, EFL, Erie Insurance Co., Flagship and EI P&C
                                                  1993 to 1995 and Erie NY 1994 to 1995; President,
                                                  Treasurer and Chief Financial Officer of the Company,
                                                  Erie Insurance Co. and EFL from November 1990 and of
                                                  Flagship and EI P&C from 1992 and 1993, respectively,
                                                  to September 1993; President, Treasurer and Chief
                                                  Financial Officer of EFL and Executive Vice President,
                                                  Treasurer and Chief Financial Officer of the Company
                                                  and Erie Insurance Co. for more than five years prior
                                                  thereto; Director, the Company, EFL, Erie  Insurance
                                                  Co., Flagship, EI P&C, Erie NY and Spectrum Control.

Jan R. Van Gorder, Esq.                  54       Acting President and Chief Executive Officer of the            1990
(1)                                               Company, EFL, Erie Insurance Co., Flagship, Erie NY
                                                  and EI P&C since January 2002; Senior Executive Vice
                                                  President, Secretary and General Counsel of the
                                                  Company, EFL and Erie Insurance Co. since 1990, and of
                                                  Flagship and EI P&C since 1992 and 1993, respectively
                                                  and of Erie NY since April 1994; Senior Vice
                                                  President, Secretary and General Counsel of the
                                                  Company, EFL and Erie Insurance Co. for more than five
                                                  years prior thereto; Director, the Company, EFL, Erie
                                                  Insurance Co., Flagship, EI P&C and Erie NY.

                                      -12-



                                                                                                              Director
                                         Age                       Principal Occupation                        of the
                                        as of                     for Past Five Years and                      Company
             Name                      4/1/02              Positions with Erie Insurance Group                  Since
----------------------------------     ------     --------------------------------------------------------    --------

Robert C. Wilburn                        58       President and Chief Executive Officer, Gettysburg              1999
(2C)(3C)(4)                                       National Battlefield Museum Foundation since 2000;
                                                  Distinguished Service Professor, Carnegie Mellon
                                                  University since 1999; President and Chief Executive
                                                  Officer, Colonial Williamsburg Foundation from 1992 to
                                                  1999; President, Carnegie Institute Library of
                                                  Pittsburgh from 1984 to 1992; Director, the Company,
                                                  Erie Insurance Co. and EFL.

----------

(1)  Member of the Executive Committee.
(2)  Member of the Audit Committee.
(3)  Member of the Executive Compensation and Development Committee.
(4)  Member of the Nominating Committee.
(5)  Member of the Charitable Giving Committee.
(6)  Member of the Investment Committee.
C    Designates Committee Chairperson.

     The Board of Directors met five times in 2001. The standing committees of the Company's Board of Directors are the Executive Committee, the Audit Committee, the Executive Compensation and Development Committee, the Nominating Committee, the Charitable Giving Committee and the Investment Committee.

     The Executive Committee, which did not meet during 2001, has the authority, subject to certain limitations, to exercise the power of the Board of Directors between regular meetings.

     The Audit Committee, which met five times in 2001, has responsibility, consistent with Section 1405(c)(4) of the Pennsylvania Insurance Holding Companies Act and the Company's Bylaws, for recommending to the Board of Directors the selection of independent public accountants, reviewing the scope and results of the audit and reviewing the adequacy of the Company's accounting, financial, internal and operating controls.

     The Executive Compensation and Development Committee, which met four times in 2001, has responsibility, consistent with Section 1405(c)(4) of the Pennsylvania Insurance Holding Companies Act and the Company's Bylaws, for recommending to the Board of Directors, at least annually, the compensation of the three highest paid officers of the Company and such other officers as the Board of Directors may designate, recommending all forms of direct compensation, including any incentive programs, that would be appropriate for management and employees of the Company and such other responsibilities as the Board of Directors may designate. See "Executive Compensation -- Compensation Committee Interlocks and Insider Participation."

     The Nominating Committee, which met four times in 2001, has responsibility consistent with Section 1405(c)(4) of the Pennsylvania Insurance Holding Companies Act and the Company's Bylaws, for conducting searches for and the nomination of a slate of candidates to stand for election to the Board of

Directors at the Company's annual meetings of shareholders and to nominate candidates to fill vacancies on the Board of Directors between annual meetings of shareholders. See also "Legal Proceedings."

     The Charitable Giving Committee, which met four times in 2001, has responsibility for recommending to the Chief Executive Officer charitable gifts by the Company within a budgetary limit established by the Board of Directors.

     The Investment Committee, which met twice in 2001, has responsibility to assist the Company's Board of Directors in its general oversight of the investments of the Company.

     In November 1999, Mr. Milne advised the Board of Directors that he had been diagnosed with amyotrophic lateral sclerosis and that he would continue to serve as the Company's Chief Executive Officer as long as he believed it appropriate to do so and to be consistent with the Company's best interests. At its September 2001 meeting, the Company's Board of Directors, at Mr. Milne's recommendation, appointed a CEO Selection Committee for the purpose of recommending a candidate to succeed Mr. Milne as President and Chief Executive Officer of the Company. Mr. Petersen serves as the Chairperson of the CEO Selection Committee, the other members of which are Mrs. Hagen and Messrs. Black, Borneman, Hirt and Katz. Mr. Milne serves as an ex-officio member of the CEO Selection Committee. In November 2001, the CEO Selection Committee retained Korn/Ferry International to assist in the identification and selection of a successor to Mr. Milne. On January 18, 2002, Mr. Milne retired and Mr. Van Gorder was appointed Acting Chief Executive Officer. As of March 18, 2002, the CEO Selection Committee was interviewing candidates to become the Company's President and Chief Executive Officer, and had not made any recommendations to the Board of Directors.

     All directors hold office until their respective successors are elected or until their earlier death, resignation or removal. Officers serve at the discretion of the Board of Directors. There are no family relationships between any directors or executive officers of the Company, except that Mr. Hirt, Chairman of the Board, Chairman of the Executive Committee and a director, is the brother of Mrs. Hagen, a director.

     During 2001, each director attended more than 75% of the number of meetings of the Board of Directors and the standing committees of the Board of Directors of which such director was a member.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE 12 CANDIDATES FOR DIRECTOR
                                              ---
NOMINATED BY THE NOMINATING COMMITTEE.


                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by the Company during the fiscal years ended December 31, 2001, 2000 and 1999 to the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company during 2001 for services rendered in all capacities to the Company, EFL, the Exchange and their subsidiaries and affiliates who allocate total compensation costs among themselves according to various formulas. The Company's share of total compensation expense in 2001 was 71.59%. Dollar amounts indicated are pre-individual income taxes.


                                            SUMMARY COMPENSATION TABLE

                                                                                        Long-Term Compensation
                                                                                      --------------------------
                                                                                          Awards        Payouts
                                                    Annual Compensation               -------------     --------
                                  --------------------------------------------------    Restricted        LTIP        All Other
      Name and                                                       Other Annual         Stock         Payments    Compensation
  Principal Position              Year   Salary($)  Bonus($)(1)  Compensation ($)(2)   Awards($)(3)      ($)(4)         ($)(5)
  ------------------              ----   ---------  -----------  -------------------   ------------      ------         ------

Milne, Stephen A.(6)              2001    741,103     592,204          14,247            411,881       308,160(7)       79,555(6)
President and Chief               2000    677,606     627,417           5,913            162,971        73,476          74,145
Executive Officer                 1999    633,600     495,201           2,595                  0             0          64,649

Van Gorder, Jan R.(6)             2001    384,211     250,193           6,020            122,591       122,692(7)       32,564
Senior Executive                  2000    359,167     268,681           4,120             97,002        43,726          28,046
Vice President,                   1999    335,482     150,653           2,614                  0             0          26,492
Secretary and
General Counsel

Ludrof, Jeffrey A.                2001    309,463     202,971           2,534             65,125        63,042(7)       19,023
Executive Vice                    2000    273,985     203,145           1,362             48,173        21,715          18,265
President                         1999    216,432      95,769              76                  0             0          13,063
Insurance Operations

Garcia, Philip A.                 2001    280,457     184,102           3,397             76,441        66,777(7)       18,148
Executive Vice President          2000    262,177     198,593           1,813             45,222        20,398          14,809
and Chief Financial               1999    244,720     119,302             763                  0             0          13,475
Officer

Brinling, Jr., John J.            2001    260,408     147,452           2,688             81,830        82,350(7)       30,040
Executive Vice President          2000    248,530     160,129           2,246             64,807        30,780          29,375
                                  1999    238,168     101,575           2,454                  0             0          24,875

------------

(1) The amounts indicated in the "Bonus" column above represent amounts earned by the named executives during 2001 under the Company's Annual Incentive Plan. The purpose of the Annual Incentive Plan is to promote the best interests of the Exchange while enhancing shareholder value of the Company by basing a portion of selected employees' compensation on the performance of such employee and the Company. Performance measures are established by the Executive Compensation Committee based on the attainment of individual performance goals and the Company's financial goals compared to a selected peer group. The amounts indicated include reimbursement for minor perquisites in the amounts of $11,339, $8,693, $9,749 and $8,594 in 2001,
     $10,696, $9,253, $10,274 and $14,771 in 2000 and $10,192, $7,985, $16,794
     and $3,804 in 1999 for Messrs. Van Gorder, Ludrof, Garcia and Brinling, respectively. In addition, the amounts for Mr. Milne include reimbursement for minor perquisites in the amounts of $13,403 and $16,708 in 2001 and 2000.

(2) Amounts indicated in the "Other Annual Compensation" column include the taxable value of group life insurance policies in excess of $50,000 and the associated tax reimbursement for the named executive officers. Amounts also include dividends paid on shares under the LTIP.

(3) The "Restricted Stock Awards" column represents LTIP benefits expressed in dollar amounts using the closing price of the stock as of the end of the respective year ($29.81 at December 31, 2000 and $38.49 at December 31,
     2001) that remain restricted at the end of the year. The number of shares awarded for Messrs. Milne, Van Gorder, Ludrof, Garcia and Brinling, respectively, were: 5,467, 3,254, 1,616, 1,517 and 2,174 for 2000 and
     10,701, 3,185, 1,692, 1,986 and 2,126 for 2001. See

                                      -15

     "Long-Term Incentive Plan" for a detailed description of the LTIP. LTIP dividends earned in the current year are reported in "Other Annual Compensation" when paid or in "All Other Compensation" when deferred.

(4) The "LTIP Payments" column represents LTIP benefits that became unrestricted at the end of the year. The shares for 2000 were distributed in January 2001 and the shares for 2001 were distributed in January 2002. All of such shares were valued using the actual share price at the time of distribution. The number of shares distributed after withholding for income taxes for Messrs. Milne, Van Gorder, Ludrof, Garcia and Brinling, respectively, were: 1,507, 897, 445, 506 and 346 for 2000 and 4,539, 2,180,
     928, 1,186 and 685 for 2001. Mr. Brinling deferred the distribution of 543 shares in 2000 (valued using the share price as of December 31, 2000) and 1,075 shares in 2001 (valued using the share price as of December 31, 2001).

(5) Amounts shown in the "All Other Compensation" column include matching contributions made by the Company pursuant to the Employee Savings Plan, premiums paid by the Company on behalf of the named individuals on the split dollar life insurance policies, expenses for spousal travel and deferred dividends and related earnings. Contributions made to the Employee Savings Plan amounted to $29,644, $15,368, $12,378, $11,218 and $10,416 for
     2001, $20,143, $10,736, $8,214, $7,831 and $7,456 for 2000 and $14,308,
     $9,084, $6,365, $6,461 and $7,145 for 1999, on behalf of Messrs. Milne, Van
     Gorder, Ludrof, Garcia and Brinling, respectively. Premiums paid for split dollar life insurance policies for Messrs. Milne, Van Gorder, Ludrof, Garcia and Brinling, respectively, were: $49,911, $17,196, $6,645, $6,930 and $17,538 during 2001, $50,132, $17,310, $6,674, $6,978 and $17,634 during 2000 and $50,341, $17,408, $6,698, $7,014 and $17,730 during 1999.
     The Company is entitled to recover the premiums from any proceeds paid on such split dollar life insurance policies and has retained a collateral interest in each policy to the extent of the premiums paid with respect to such policies. Expenses for spousal travel were $3,870, $3,337 and $3,377 for Messrs. Milne, Ludrof and Brinling, respectively, in 2000. Mr. Brinling also had deferred dividends of $1,967 and $881 and interest on deferred dividends of $119 and $27 in 2001 and 2000, respectively.

(6) Mr. Milne served as President and Chief Executive Officer from February 1996 until his retirement in January 2002. Upon his retirement, Mr. Milne received a retirement performance award, the amount of which is not included under "All Other Compensation" in the above table but is described under "Retirement Performance Award for Mr. Milne."

(7) Amounts shown in the Restricted Stock Awards column are paid in three annual installments beginning with the year in which the award is made. Accordingly, amounts shown in the LTIP Payments column include payments of stock from the awards made in 2001 and 2000.

AGREEMENTS WITH EXECUTIVE OFFICERS

     The Company has employment agreements with the following of its senior executive officers: Jan R. Van Gorder, Senior Executive Vice President, Secretary and General Counsel and currently Acting President and Chief Executive Officer; Jeffrey A. Ludrof, Executive Vice President of Insurance Operations; Philip A. Garcia, Executive Vice President and Chief Financial Officer and John
J. Brinling, Jr., Executive Vice President of EFL. The employment agreements have the following principal terms:

     (a) A two-year term expiring December 15, 2003, unless the agreement is theretofore terminated in accordance with its terms, with or without cause, or due to the disability or death of the officer or notice of nonrenewal is given by the Company or the executive 30 days before any anniversary date;

     (b) A minimum annual base salary at least equal to the executive's annual base salary at the time the agreement was executed, subject to periodic review to reflect the executive's performance and responsibilities, competitive compensation levels and the impact of inflation;

     (c) The eligibility of the executive under the Company's incentive compensation programs and employee benefit plans;

     (d) The establishment of the terms and conditions upon which the executive's employment may be terminated by the Company and the compensation of the executive in such circumstances. The agreements provide generally, among other things, that if the employment of an executive is terminated without Cause (as defined in the agreement) by the Company or by the executive for Good Reason (as defined in the agreement) then the executive shall be entitled to receive:
(i) an amount equal to the sum of three times the executive's highest annual base salary during the preceding three years plus an amount equal to three times the total of the executive's highest award during the preceding three years under the Company's Annual Incentive Plan; (ii) any award or other compensation to which the executive is entitled under the LTIP; (iii) continuing participation in any employee benefit plans for a period of three years following termination to the extent the executive and his or her dependents were eligible to participate in such programs immediately prior to the executive's termination and (iv) immediate vesting and nonforfeitability of accrued benefits under the Company's Supplemental Retirement Plan for Certain Members of the Erie Insurance Group Retirement Plan for Employees (the "SERP");

     (e) Provisions relating to confidentiality and nondisclosure following an executive's termination; and

     (f) An agreement by the executive not to compete with the Company for a period of one year following his or her termination, unless such termination was without Cause.

RETIREMENT PERFORMANCE AWARD FOR MR. MILNE

     Mr. Milne was employed by the Company as its President and Chief Executive Officer pursuant to an employment agreement with terms substantially similar to those described above under "Agreements with Executive Officers", except that Mr. Milne's employment agreement extended until December 15, 2004.

     During Mr. Milne's six-year tenure as Chief Executive Officer, the Company's net operating income increased at an annual compound rate of growth in excess of 8% per year, operating income per share increased at nearly 9% per year, total assets increased at an annual compound growth rate of 11.2%, retained earnings grew at 18.1%, book value per share increased in excess of 17% and dividends paid increased annually by 13%. Further, total return on the Company's Class A Common Stock increased by nearly 13% annually during Mr. Milne's tenure.

     At a meeting held on December 11, 2001, following the unanimous recommendation of the Executive Compensation and Development Committee, the Board of Directors approved certain benefits to be paid to Mr. Milne as a retirement performance award (the "Retirement Award") upon his retirement as President and Chief Executive Officer of the Company in addition to the retirement benefits he would have received under his employment agreement assuming a normal retirement date. The components of the Retirement Award are as follows:

     (a) Payment in cash of an amount equal to two times the sum of (i) Mr. Milne's 2002 base salary and (ii) the amount payable to him under the Company's Annual Incentive Plan for 2001, in addition to the three times such sum provided under his employment agreement.

     (b) Continuation until age 65 of the Company's health, dental and vision insurance coverage for Mr. Milne and his spouse, and continuation of the Company's life insurance programs regarding the life of Mr. Milne for the remainder of Mr. Milne's life.

     (c) Treatment of Mr. Milne's benefits under the LTIP as if Mr. Milne's termination of employment was due to a disability. As a result, all vesting periods ended on the date of Mr. Milne's retirement, all open performance periods will end on December 31, 2002 and all phantom share units will be valued based on the shortened performance period and be paid to Mr. Milne in unrestricted shares of Class A Common Stock.

     (d) Credit for 30 years of service for purposes of the SERP benefit formula, and changes of the normal form of payment from 10-year Certain and Continuous to 100% Joint and Survivor and with Mr. Milne's wife to receive a monthly SERP benefit under such 100% Joint and Survivor option for the remainder of her life.

     Mr. Milne retired on January 18, 2002. Upon his retirement, Mr. Milne received the benefits specified in his employment agreement in the amount of $8,300,000 and the Retirement Award in the amount of $9,841,030.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     The Company does not have a stock option plan, nor has it ever granted any stock option or stock appreciation right to any of the persons named in the Summary Compensation Table.

LONG-TERM INCENTIVE PLAN

     The LTIP is designed to enhance the growth and profitability of the Company by providing the incentive of long-term rewards to key employees who are capable of having a significant impact on the performance of the Company; to attract and retain employees of outstanding competence and ability and to further align the interests of such employees with those of the shareholders of the Company. The LTIP was approved by shareholders in 1997 as a performance-based plan under the Internal Revenue Code of 1986, as amended (the "Code"), and its continuation is being submitted for shareholder approval at the Annual Meeting as required by the Code. Each of the named executives has been granted awards of phantom share units under the LTIP based upon a target award calculated as a percentage of the executive's base salary. The total value of any phantom share units is determined at the end of the performance period based upon the growth in the Company's retained earnings. Each executive is then entitled to receive restricted shares of Class A Common Stock equal to the dollar value of the phantom share units at the end of the performance period. The vesting period for the restricted shares of Class A Common Stock issued to each executive is three years after the end of the performance period. If an executive ceases to be an employee prior to the end of the performance period, the executive forfeits all phantom share units awarded. If an executive ceases to be an employee prior to the end of the vesting period, the executive forfeits all unvested restricted shares previously granted. The following table sets forth target awards granted to the Company's five highest paid executive officers in 2001, all current executive officers as a group and all employees other than the executive officers as a group (i) for the three-year performance period of 2001 to 2003;
(ii) for the three-year performance period of 2000 through 2002 and (iii) for the three-year performance period of 1999 through 2001.


                            LONG-TERM INCENTIVE PLAN
                           AWARDS IN LAST FISCAL YEAR

                                      Number         Performance
                                    of Shares,        or Other
                                      Units         Period Until
                                     or Other         Maturation                Estimated Future Payouts Under
             Name                   Rights (#)       or Payout                    Non-Stock Price Based Plans
---------------------------        -----------      -------------         ---------------------------------------------
                                     Phantom
                                   Share Units                            Threshold           Target($)         Maximum
                                   -----------                            ---------           ---------         -------
Milne, Stephen A.(2)                 78,531           1999-2001              0                  420,000           (1)
                                     96,634           2000-2002              0                  513,600           (1)
                                     88,569           2001-2003              0                  549,552           (1)

Van Gorder, Jan R.                   33,014           1999-2001              0                  176,568           (1)
                                     35,215           2000-2002              0                  187,162           (1)
                                     32,276           2001-2003              0                  200,263           (1)

Ludrof, Jeffrey A.                   23,278           1999-2001              0                  124,498           (1)
                                     25,705           2000-2002              0                  136,620           (1)
                                     24,881           2001-2003              0                  154,381           (1)

Garcia, Philip A.                    23,653           1999-2001              0                  126,500           (1)
                                     25,705           2000-2002              0                  136,620           (1)
                                     23,560           2001-2003              0                  146,183           (1)

Brinling, John J., Jr.               23,371           1999-2001              0                  124,992           (1)
                                     24,928           2000-2002              0                  132,492           (1)
                                     22,207           2001-2003              0                  137,792           (1)

Executive Officer Group             181,847           1999-2001              0                  972,558           (1)
                                    208,187           2000-2002              0                1,106,494           (1)
                                    191,493           2001-2003              0                1,188,171           (1)

Non-Executive Officer                81,924           1999-2001              0                  438,141           (1)
   Employee Group                   104,293           2000-2002              0                  554,306           (1)
                                    104,547           2001-2003              0                  648,696           (1)

-----------

(1) An executive's target award is established by the LTIP Administrator. The actual value of an executive's phantom share units at the end of a performance period may be more or less than the executive's target amount. However, the value of an executive's phantom share units may not exceed $500,000 at the end of a performance period.

(2) See "Retirement Performance Award for Mr. Milne" for information regarding Mr. Milne's LTIP awards.

PENSION PLAN

     The following table sets forth the estimated total annual benefits payable upon retirement at age 65 under the Erie Insurance Group Retirement Plan for Employees and the SERP (collectively, the "Retirement Plans").


                               PENSION PLAN TABLE

                                                                        Years of Service
                                        --------------------------------------------------------------------------------
            Remuneration                      15                    20                    25                     30
            ------------                --------------        --------------        --------------        --------------
              $150,000                    $ 45,000               $ 60,000              $ 75,000              $ 90,000
               200,000                      60,000                 80,000               100,000               120,000
               250,000                      75,000                100,000               125,000               150,000
               300,000                      90,000                120,000               150,000               180,000
               350,000                     105,000                140,000               175,000               210,000
               400,000                     120,000                160,000               200,000               240,000
               450,000                     135,000                180,000               225,000               270,000
               500,000                     150,000                200,000               250,000               300,000
               550,000                     165,000                220,000               275,000               330,000
               600,000                     180,000                240,000               300,000               360,000
               650,000                     195,000                260,000               325,000               390,000
               700,000                     210,000                280,000               350,000               420,000
               750,000                     225,000                300,000               375,000               450,000
               800,000                     240,000                320,000               400,000               480,000


     The compensation covered by the Retirement Plans is the base salary reported in the Summary Compensation Table.

     Under the Retirement Plans, credited years of service is capped at 30 years. Credited years of service for each of the individuals named in the Summary Compensation Table is as follows: Stephen A. Milne -- 30 years (see "Retirement Performance Award for Mr. Milne"), Jan R. Van Gorder -- 21 years, Jeffrey A. Ludrof -- 21 years, Philip A. Garcia -- 21 years and John J. Brinling, Jr. -- 30 years.

     The benefits under the Retirement Plans are computed on the basis of straight-life annuity amounts and a life annuity with a ten-year certain benefit. The benefits listed in the Pension Plan Table are not subject to deduction for Social Security or other offset amounts. The information in the foregoing table does not reflect certain limitations imposed by the Code. The Code prohibits the inclusion of earnings in excess of $200,000 per year (adjusted periodically for cost of living increases) in the average earnings used to calculate benefits. The Code also limits the maximum annual pension (currently $160,000, but adjusted periodically for cost of living increases) that can be paid to each eligible employee. A SERP for senior management is in effect that provides benefits in excess of the earnings limitations imposed by the Code similar to those provided to all other full-time employees as if the Code limitations were not in effect. Those benefits are incorporated into the Pension Plan Table.

DIRECTOR COMPENSATION

     The annual retainer for the Company's directors is $25,000, plus $1,500 for each meeting attended and $1,500 for each committee meeting attended plus an additional $2,000 per year for each committee chairperson. In addition, all directors are reimbursed for their expenses incurred in attending meetings.

Officers of the Company who serve as directors are not compensated for attendance at meetings of the Board of Directors and its committees. See also "Certain Transactions."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Executive Compensation and Development Committee (the "Compensation Committee") of the Company presently consists of Robert C. Wilburn, Chair, Samuel P. Black, III, J. Ralph Borneman, Jr. and Samuel P. Katz. No member of the Compensation Committee is a former or current officer or employee of the Company, the Exchange, EFL or any of their respective subsidiaries or affiliates.(1) Furthermore, no executive officer of the Company serves as a member of a compensation committee of another entity, one of whose executive officers serves on the Compensation Committee, or as a director of the Company, nor does any executive officer of the Company serve as a director of another entity, one of whose executive officers serves on the Compensation Committee.

REPORT OF THE EXECUTIVE COMPENSATION AND DEVELOPMENT COMMITTEE OF THE COMPANY

     Consistent with Section 1405(c)(4) of the Pennsylvania Insurance Holding Companies Act and the Company's Bylaws, the Compensation Committee is charged with the duty of recommending to the Board of Directors the compensation of the three highest paid officers of the Company and such other officers as are determined by the Board of Directors; recommending to the Board of Directors all forms of bonus compensation, including incentive programs, that would be appropriate for the Company and to undertake such other responsibilities as may be delegated to the Compensation Committee by the Board of Directors. The Board of Directors has authorized the Compensation Committee to consider the compensation of the four highest paid officers, including the Chief Executive Officer. The purpose of the Compensation Committee is to determine the level and composition of compensation that is sufficient to attract and retain top quality executives for the Company.

     The objectives of the Company's executive compensation practices are to:
(1) attract, reward and retain key executive talent and (2) to motivate executive officers to perform to the best of their abilities and to achieve short-term and long-term corporate objectives that will contribute to the overall goal of enhancing shareholder value and policyholder security. To that end, compensation comparisons are made to benchmark positions at other insurers in terms of compensation levels and composition of the total compensation mix.

     Under Section 162(m) of the Code, the Company is not allowed a federal income tax deduction for compensation, under certain circumstances, paid to certain executive officers to the extent that such compensation exceeds $1 million per officer in any fiscal year. No officer of the Company has received compensation in excess of $1 million in any fiscal year to date with the exception of Stephen A. Milne, President and Chief Executive Officer of the Company, in 1999, 2000 and 2001. The Compensation

--------
(1) J. Ralph Borneman, Jr. is the President and a principal shareholder of Body-Borneman Associates, Inc., Body-Borneman, Inc. and Body-Borneman, Ltd. and Samuel P. Black, III is the President and a principal shareholder of Samuel P. Black & Associates, Inc., each of which is an independent insurance agency representing a number of insurers, including the insurance subsidiaries of the Company, EFL and the Exchange and its insurance subsidiary and which receive commissions in the ordinary course of business from such insurance companies. Under the provisions of Section 162(m) of the Code relating to qualified plans, Messrs. Black and Borneman are not deemed independent for purposes of approving performance-based incentive plans. Messrs. Black and Borneman have excused themselves from voting on such plans as members of the Compensation Committee.

Committee may consider adopting policies with respect to this limitation on deductibility when appropriate.

     The Compensation Committee reviewed the salary ranges and base salaries of the four highest paid executives, including the Chief Executive Officer, in 2001. The Compensation Committee has position descriptions for the four highest paid executives of the Company, including the Chief Executive Officer, that define the responsibilities and duties of each position. The position descriptions also delineate the functional areas of accountability and the qualifications and skills required to perform such responsibilities and duties. The Compensation Committee then reviewed the salary ranges for the Chief Executive Officer and the other three highest paid executives, comparing the ranges to third party data compiled for similar positions with other property and casualty insurers. In reviewing the salary ranges for the four highest paid executives, including the Chief Executive Officer, the Compensation Committee referenced Sibson's Management Compensation Survey published annually by Sibson & Company, Inc., which summarized compensation data for more than 100 insurance companies. The data is reported by position, company asset size and premium volume. The unique aspects of each position, its duties and responsibilities, the effect on the performance of the Company, the number of employees supervised directly and other criteria are also considered in setting the base salaries. The Compensation Committee also consulted data obtained from Towers Perrin, a nationally recognized consulting firm with specific expertise in the insurance industry, to make recommendations regarding executive compensation.

     The level of compensation for each executive reflects his or her skills, experience and job performance. Normally, base salary will not be less than the minimum for the salary range established for each position. Executives with a broader range of skills, experience and consistently high performance with the Company may receive compensation above the midpoint for the established salary range.

     Compensation for the Chief Executive Officer consists primarily of salary, annual incentive and long-term incentive payments and minor perquisites that amount to less than 10% of the Chief Executive Officer's salary and bonus. The Board of Directors approved adoption of an annual incentive plan and a long-term incentive plan for senior executives of the Company as recommended by the Executive Committee at its meeting of March 11, 1997 (the "Annual Incentive Plan" and the "Long-Term Incentive Plan," respectively).

     The purpose of the Annual Incentive Plan is to promote the best interests of the Exchange while enhancing shareholder value of the Company and to promote the attainment of significant business objectives for the Company, its subsidiaries and affiliates by basing a portion of the executives' compensation on the attainment of both premium growth and underwriting profitability goals. The annual incentive awards are paid in cash. Annual Incentive Plan target award levels, expressed as a percentage of base salary, are established annually by the Compensation Committee. Payments under the Annual Incentive Plan are based on a combination of individual executive performance and the Company's performance.

     The Long-Term Incentive Plan, which was approved by shareholders on April 29, 1997, for purposes of qualifying the plan as a performance-based plan under
Section 162(m) of the Code, and the continuation of which is being submitted for shareholder approval at the Annual Meeting as required by the Code, is designed to maximize returns to shareholders by linking executive compensation to the overall profitability of the Company. Target award amounts, expressed as a percentage of base salary, are determined by comparisons to peer companies and approved by the Compensation Committee.

     Performance factors applicable to the Company, such as property and casualty insurance loss ratios, investment portfolio returns and overall Company profitability, as well as other factors are considered in evaluating the Chief Executive Officer's performance. Such performance factors were considered in approving Mr. Milne's 2001 compensation. These factors over the term of Mr. Milne's service as Chief Executive Officer were the major factors considered in the Compensation Committee's unanimous recommendation of the Retirement Award for Mr. Milne upon his retirement. Compensation of the next three most highly compensated individuals is determined by the Compensation Committee and is based upon the factors and processes enumerated, i.e., a determination of a salary range based upon market data and evaluation of the executive with respect to the executive's job description and his or her position within the salary range.

     Compensation of the next highest paid executives (other than the Chief Executive Officer and the next three highest paid executives) was based upon the Company's established standard compensation policies and was not determined by the Compensation Committee.

Erie Indemnity Company Executive Compensation and Development Committee:

Robert C. Wilburn, Chair
Samuel P. Black, III
J. Ralph Borneman, Jr.
Samuel P. Katz

March 5, 2002

COMPARISON OF CUMULATIVE TOTAL SHAREHOLDER RETURN ON THE CLASS A COMMON STOCK WITH CERTAIN AVERAGES

     The following graph depicts the cumulative total shareholder return for the periods indicated for the Class A Common Stock compared to the Standard & Poor's 500 Stock Index and the Standard & Poor's Property-Casualty Insurance Index.


        [CUMULATIVE TOTAL SHAREHOLDER RETURN COMPARISON(1) CHART OMITTED]


PLOT POINTS FOR ABOVE CHART:
                                         1996   1997   1998   1999   2000   2001
                                         ----   ----   ----   ----   ----   ----

Erie Indemnity Company                  $ 100  $  96  $ 103  $ 109  $ 102  $ 132
Standard & Poor's 500 Stock Index         100    133    170    205    187    166
Standard & Poor's Property-
  Casualty Insurance Index                100    145    136    101    158    145

----------

(1) Assumes $100.00 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in the Class A Common Stock, Standard & Poor's Property-Casualty Insurance Index and Standard & Poor's 500 Stock Index. Cumulative total shareholder return assumes the reinvestment of dividends.


                              CERTAIN TRANSACTIONS

     Directors Borneman and Black are officers and principal shareholders of insurance agencies that receive insurance commissions in the ordinary course of business from the insurance companies managed by the Company in accordance with the companies' standard commission schedules and agents' contracts. Such payments made in 2001 to the agencies for commissions written on insurance policies from the Erie Insurance Group of property and casualty insurers and EFL amounted to $3,761,503 and $517,923 for the Borneman and the Black insurance agencies, respectively.

     In 1998, director Borneman, in his capacity as an insurance agent and based on competitive bids, placed a worker's compensation insurance policy covering employees of the Company with Fireman's Fund Insurance Company. The Company has renewed the policy each year since. The premium for this policy for 2001-2002 was approximately $800,000. Although Mr. Borneman received no compensation in connection with the placement of that policy in 1998, he received a commission of $4,500 in each of 1999, 2000 and 2001. The policy was placed with another insurance carrier as of January 1, 2002, and Mr. Borneman will not receive any commission from the placement of this policy.

     John M. Petersen, a director and former President and Chief Executive Officer, and previous Chief Investment Officer of the Erie Insurance Group of Companies, who retired as an executive officer of the Company on December 31, 1995, entered into a consulting arrangement with the Company effective January 2, 1996. Under the terms of the arrangement, which is terminable upon 30 days notice by either party, the Company engaged Mr. Petersen as a consultant to furnish the Company and its pension trust, the Exchange and EFL with investment services with respect to their investments in common stocks. As compensation for services rendered by Mr. Petersen, a fee of .15 of 1 percent, on an annualized basis, of the total fair market value of the common stocks under management, is paid to Mr. Petersen. The Company also pays for all necessary and reasonable expenses related to Mr. Petersen's consulting services performed under this arrangement. The compensation paid to Mr. Petersen under this arrangement in 2001 by the Exchange, the Company, the pension trust and EFL was $4,584,610, $117,956, $135,723 and $93,632, respectively.

     The common stock portfolio of the Exchange under the direction of Mr. Petersen outperformed the Standard & Poor's 500 Stock Index, a standard index used by many managers of equity investments, by $462.6 million during the six years ended December 31, 2001 and the period January 1, 2002 to February 28, 2002. Likewise, the common stock portfolio of the Company, the pension trust and EFL (combined) outperformed the Standard & Poor's 500 Index by $2.8 million over the same period. The Exchange common stock portfolio returned an annualized 14.55%, the Company, the pension trust and EFL (combined) common stock portfolios returned an annualized 11.91% and the Standard & Poor's 500 Stock Index returned 11.67%.


                                LEGAL PROCEEDINGS

LEGAL PROCEEDINGS RELATING TO THE APPOINTMENT OF A SUCCESSOR CORPORATE CO-TRUSTEE TO BANKERS TRUST

     On March 3, 1999, Bankers Trust filed with the Court a Petition to Accept Resignation of Trustee (the "Bankers Trust Petition"), by which Bankers Trust requested that the Court accept its resignation as corporate co-trustee of the H.O. Hirt Trusts.

     On May 7, 1999, the Court conducted a hearing on the Bankers Trust Petition, at which time the Court issued an Order accepting the resignation of Bankers Trust upon the appointment by the Court of a successor corporate co-trustee.

     On December 15, 1999 and on January 27, 2000, the Court conducted hearings on the selection of a successor corporate co-trustee, including the presentation of testimony by two successor co-trustee candidates.

     On February 23, 2000, the Court entered an Order directing Mr. Hirt and Mrs. Hagen to finalize certain matters relating to a so-called "funding plan" for the payment of the fees and costs of the successor corporate co-trustee and to make application to the Internal Revenue Service for a private letter ruling on the tax treatment of the finalized "funding plan." Under its Order of February 23, 2000, the Court indicated that upon the receipt of the private letter ruling from the Internal Revenue Service, the Court would then select the successor corporate co-trustee from the two candidates.

     On March 6, 2000, the Company filed a motion for reconsideration and/or clarification of the Court's February 23, 2000 Order. The motion requested that the Court (i) reconsider its schedule for designating a successor corporate co-trustee due to the March 3, 1999 resignation and make that designation presently and (ii) reconsider and/or clarify the Court's prohibition on the Company's involvement in a finalized funding plan for payment of the corporate co-trustees' fees because several of the proposed funding alternatives could only be implemented through actions to be undertaken by the Company. On March 8, 2000, Mr. Hirt also filed a motion for reconsideration. On March 15, 2000, the Court denied the Company's and Mr. Hirt's motions.

     On January 30, 2001, the Court conducted a further hearing on the matter of the selection of a successor corporate co-trustee.

     On September 10, 2001, a Joint Petition for Construction of the H.O. Hirt Trusts was filed by Mr. Hirt, Mrs. Hagen and Bankers Trust. The Joint Construction Petition sought, among other things, relief from the Court in the form of an Order of the Court under which the trustees of the H.O. Hirt Trusts would, under certain circumstances, be permitted to sell shares owned by the H.O. Hirt Trusts in order to fund the fees and expenses of the corporate co-trustee.

     On October 16, 2001, Laurel Hirt, Mr. Hirt's daughter and a contingent beneficiary of the H.O. Hirt Trusts, filed an Answer and Objection to the Joint Construction Petition. On December 3, 2001, Mr. Hirt and Mrs. Hagen filed responses to Laurel Hirt's Answer and Objection.

     On January 25, 2002, the Court conducted a hearing on the matter of the Joint Construction Petition. On January 28, 2002, the Court entered its Order indicating that it was deferring any decision on the Joint Construction Petition until April 1, 2002 so as to permit the parties to attempt to mediate the issues raised by the Joint Construction Petition. The Court further indicated in its January 28, 2002 Order that if the parties were not able to mediate those issues, the Court would enter a ruling on the Joint Construction Petition within 30 days after April 1, 2002.

LITIGATION REGARDING NOMINATIONS OF CANDIDATES FOR ELECTION AS DIRECTORS BY THE HOLDERS OF CLASS B COMMON STOCK

     On March 9, 2000, Mrs. Hagen commenced litigation in the Court in which she sought relief in the form of an order that (i) the Nominating Committee of the Company's Board of Directors does not have the exclusive right to nominate candidates for election as directors of the Company by shareholders, (ii) any holder of Class B Common Stock may nominate directly candidates for election as directors of the Company by shareholders and vote on those nominees and (iii) Mrs. Hagen has the right to submit nominees to a vote of Class B shareholders at annual meetings. Mrs. Hagen's Preliminary Injunction Motion sought a preliminary injunction enjoining the Company from taking any action to prevent, delay or otherwise hinder Mrs. Hagen from submitting nominees to a vote of Class B shareholders at the 2000 Annual Meeting. Bankers Trust joined in Mrs. Hagen's Motion for Preliminary Injunction. On March 30, 2000, the Company filed its response to Mrs. Hagen's Motion for Preliminary Injunction, in which Mr. Hirt joined.

     On April 24, 2000, the Court issued its April 24th Ruling, granting the requested preliminary injunction, and thus allowing the nomination by holders of Class B Common Stock directly of candidates for director in addition to those nominated by the Nominating Committee. On April 5, 2001, a Stipulation among Mrs. Hagen, Bankers Trust and the Company was filed with the Court whereby these three parties agreed to accept the April 24th Ruling as a final adjudication of this matter. The Stipulation is not binding on any other parties other than the signatories to the Stipulation.

                    MRS. HAGEN'S PROPOSED DIRECTOR CANDIDATES

     In a letter dated December 28, 2001, Mrs. Hagen submitted to the Company a notice of two proposals relating to the nomination of candidates for director at the Annual Meeting. Mrs. Hagen's letter identified her proposals as follows:

     "(1) I propose the following persons (the "Hagen Nominees") for consideration by the Nominating Committee of the Company for election to the Board of Directors of the Company (the "Board") at the Annual Meeting:

           Kenneth B. Frank
         * Patricia Garrison-Corbin
         * Susan Hirt Hagen
           Louis V. Imundo, Jr., Ph.D.
         * Samuel P. Katz
         * Claude C. Lilly, III, Ph.D.; CLU, CPCU
         * Henry N. Nassau, Esq.
           Richard J. Pinola, CPA
           Hon. Denise Illig Robison
           William H. Starbuck
           Richard L. Stover
----------------------
*    Current Directors

     I believe the Hagen Nominees are appropriate candidates for election at the Annual Meeting.

     "(2) If at least seven Hagen Nominees (including me) are not selected by the Nominating Committee when it announces its slate, this Notice also constitutes my proposal to nominate all of the Hagen Nominees for election as directors at the Annual Meeting. In such event, I will appear at the Annual Meeting to nominate the Hagen Nominees for election to the Board. In the event that the size of the Board is increased beyond 12, I will nominate all the Hagen Nominees for election as directors at the Annual Meeting. In addition, I reserve the right to nominate additional candidates at the Annual Meeting if the size of the Board is increased above 16, the current maximum number permitted by the Company's Bylaws."


                                   PROPOSAL 2
              APPROVAL OF CONTINUATION OF LONG-TERM INCENTIVE PLAN

     In 1997, the Board of Directors and the Class B shareholders of the Company approved the LTIP. The purposes of the LTIP are to (i) enhance the growth and profitability of the Company by providing the incentive of long-term rewards to key employees who are capable of having a significant impact on the performance of the Company; (ii) to attract and retain employees of outstanding competence and ability and (iii) to further align the interests of such employees with those of shareholders of the Company.

     Since the Executive Compensation and Development Committee of the Board of Directors has the authority to determine or change the targets under the LTIP under a prior general approval of the types of performance goals to be used, regulations promulgated under Section 162(m) of the Code require that the material terms under which the remuneration is to be paid, including the performance goals, be disclosed to, and reapproved by, the Company's shareholders not later than the first shareholders' meeting that occurs in the fifth year following the year in which the shareholders previously approved the performance goals.

SUMMARY OF THE LTIP

     The following summary of the LTIP is qualified in its entirety by reference to the complete text of the LTIP, a copy of which is attached as Exhibit A to this Proxy Statement.

     TERM. The effective date of the LTIP was January 1, 1997. The LTIP does not have a fixed expiration date.

     ADMINISTRATION. The LTIP is administered by the Executive Compensation and Development Committee of the Company's Board of Directors or, in certain events, by the full Board or a committee of the Board comprised solely of outside directors (the "LTIP Administrator"). The LTIP Administrator has sole and complete authority to make awards under the LTIP, to determine the terms and conditions of such awards and to interpret and make all other determinations affecting the LTIP.

     PARTICIPATION AND AWARD ESTIMATES. Participation in the LTIP is limited to officers and other salaried key employees of the Company and its majority-owned subsidiaries who are selected from time to time by the LTIP Administrator. A total of approximately 15 employees are eligible for selection by the LTIP Administrator to participate in the LTIP. Participation in the LTIP does not preclude participation in any other employee benefit plans of the Company and does not create any rights to continued employment with the Company. Because the grant of awards under the LTIP is at the discretion of the LTIP Administrator, it is not possible to indicate at this time which persons may receive future awards under the LTIP or the amount of such awards.

OPERATION OF THE LTIP

     Phantom Share Units. The LTIP provides for the grant, in the discretion of
     -------------------
the LTIP Administrator after receiving the recommendations of chief executive officer of the Company, of Phantom Share Units to participants in the LTIP. In connection with any such grant, the LTIP Administrator will establish a performance period, which must commence at the beginning of the fiscal year in which performance objectives are established and may not be less than three consecutive years, and performance objectives for such performance period. Within 90 days after the end of the performance period, the LTIP Administrator will determine the total dollar value of the Phantom Share Units held by each participant for such performance period based on the extent to which the related performance objectives have been achieved. Each participant will then be entitled to receive that number of shares of restricted Class A Common Stock equal to the value of the Phantom Share Units held by such participant, based on the average fair market value, as defined, of the Class A Common Stock during the 30 days following the end of the performance period.

     In the event of the death, disability or retirement (as defined under the Company's retirement plan) of a participant prior to the end of a performance period, the number of Phantom Share Units held by such participant will be determined as of the end of the fiscal year in which such event occurs. If a participant ceases to be an employee of the Company prior to the end of a performance period for any other reason, the participant will forfeit all outstanding Phantom Share Units previously granted under the LTIP.

     Restricted Class A Common Stock. The restricted Class A Common Stock, if
     -------------------------------
any, granted to a participant at the end of a performance period will vest over a period of not more than three years. The vesting period applicable to any such shares will be established by the LTIP Administrator at the time of grant of the related Phantom Share Units. Until such shares vest, the certificates representing such shares will be held by the Company for the account of the participant and the participant will have all the rights of a shareholder, including the right to receive dividends, except that (i) the participant will not be entitled to receive a certificate representing such shares, (ii) the shares may not be transferred, sold, assigned, pledged or otherwise encumbered and (iii) all of such shares shall be forfeited unless, with certain exceptions, the participant remains in the continuous employment of the Company for the entire vesting period. If the participant is employed by the Company at the end of the vesting period, the participant will be entitled to receive certificates for the Class A Common Stock credited to his or her account under the LTIP free and clear of all restrictions.

     In the event of the death or disability of a participant after the end of the performance period but prior to the end of a vesting period applicable to any restricted Class A Common Stock, the participant, or the participant's estate, will be entitled to receive the shares of Class A Common Stock in the participant's account without restrictions. If a participant retires during such period (i.e., voluntarily terminates employment after age 55 with at least five years of service), the participant will not forfeit such shares, but the other restrictions on such shares will still apply for the remainder of the applicable vesting period. Finally, if a participant ceases to be an employee of the Company for any other reason during such period, the participant will forfeit the Class A Common Stock to which the participant would otherwise be entitled.

     In any case, the LTIP Administrator may, in its sole discretion, permit a participant to retain the Phantom Share Units or restricted Class A Common Stock that would otherwise be forfeited under the terms of the LTIP.

     In order to avoid dilution, the Company intends to satisfy its obligations under the LTIP by purchasing shares of Class A Common Stock in the open market. If such purchases are not practicable because such stock is not readily available in the marketplace or such purchase would artificially affect the market price of the Class A Common Stock, then the Company may issue deferred stock units in lieu of restricted Class A Common Stock and may pay cash in lieu of the issuance of Class A Common Stock at the expiration of the applicable vesting period.

     Performance Objectives and Section 162(m). The performance objectives
     -----------------------------------------
established by the LTIP Administrator for any performance period must based upon one or more of the following performance measures for the Company as a whole, for the business unit of the Company in which a participant is involved or a combination thereof: (i) retained earnings per share plus dividends, (ii) earnings or earnings per share, (iii) assets or return on assets, (iv) shareholders' equity or return on shareholders' equity, (v) revenues, (vi) costs, (vii) gross profit margin, (viii) investment earnings, (ix) loss ratio,
(x) combined ratio or (xi) any other measure determined by the LTIP Administrator to be in the best interests of the Company.

     Section 162(m) of the Code provides, in general, that compensation in excess of $1 million per year paid to the chief executive officer and the four other most highly compensated officers of a public company is not deductible to the corporation; however, certain performance-based compensation may be excluded from this deductibility limitation if, among other things, (i) the compensation is paid solely on account of the attainment of one or more performance goals,
(ii) the performance goals are established by a compensation committee consisting solely of two or more outside directors, (iii) the material terms under which the compensation is to be paid, including the performance goals, are disclosed to and approved by the shareholders prior to payment and (iv) prior to payment, the compensation committee must certify that the performance goals were in fact satisfied. Approval of the continuation of the LTIP at the Annual Meeting by the holders of Class B Common Stock of the Company will constitute approval of the LTIP, including approval of the performance objectives, for purposes of Section 162(m). It is the current intention of the LTIP Administrator to ensure that all otherwise tax deductible compensation payable under the LTIP be excludable from the limitation on deductibility imposed by Section 162(m); however, the LTIP Administrator retains the ability to make awards under the LTIP that are not eligible for exclusion from Section 162(m) in the event that it determines that the making of such awards is in the best interests of the Company.

     Maximum Annual Award. The Company has established that the maximum value of
     --------------------
Phantom Share Units that may be earned by any participant under the LTIP in any year may not exceed $500,000.

     Adjustments. With certain exceptions, the LTIP Administrator may, in its
     -----------
discretion, at any time adjust the performance objectives applicable to any Phantom Share Units, adjust the manner in which such performance objectives are measured, shorten the performance period or shorten the vesting period with respect to any restricted Class A Common Stock if it determines that conditions so warrant. Further, the number of Phantom Share Units and shares of restricted Class A Common Stock will be appropriately adjusted by the LTIP Administrator for stock dividends, stock splits, recapitalizations, mergers and other changes in the capitalization of the Company.

     AMENDMENT AND TERMINATION OF THE LTIP. The Board of Directors of the Company may modify, amend or terminate the LTIP at any time except that no modification, amendment or termination may adversely affect the rights of a participant under an award previously made without such participant's consent.

     FEDERAL INCOME TAX CONSEQUENCES. Unless a participant elects to recognize income at the time of the grant of restricted Class A Common Stock, there are no federal income tax consequences to a participant or to the Company upon the grant of Phantom Share Units or upon the issuance of restricted Class A Common Stock. In either event, a participant recognizes income for federal income tax purposes in an amount equal to the fair market value of the shares received (determined as of the date on which the shares become transferable or not subject to a substantial risk of forfeiture, whichever occurs first) and the Company is entitled to a deduction in a like amount. The LTIP Administrator may, in its sole discretion, permit a participant to defer the receipt of all or a portion of the Class A Common Stock payable upon lapse of applicable restrictions. Further, the LTIP Administrator may, in its sole discretion, permit a participant to defer the receipt of all or a portion of the Class A Common Stock payable upon lapse of applicable restrictions. Further, the LTIP Administrator may permit a participant to satisfy any income tax withholding obligation of the Company with respect to any award under the LTIP by withholding a portion of the shares of Class A Common Stock otherwise payable to the participant or by delivering previously owned shares of Class A Common Stock.

     The following table sets forth target awards granted to the Company's five highest paid executive officers in 2001, all current executive officers as a group and all employees other than executive officers as a group for the three-year performance period commencing 2002.


                                NEW PLAN BENEFITS

                            Long-Term Incentive Plan

                                                                                                   Number of
                Name and Position                          Dollar Value (1)($)                Phantom Share Units
----------------------------------------------------       -------------------                -------------------
Milne, Stephen A., President and                                 755,634                           100,323
  Chief Executive Officer(2)

Van Gorder, Jan R., Senior Executive                             233,762                            31,036
  Vice President, Secretary and
  General Counsel

Ludrof, Jeffrey A., Executive Vice                               222,027                            29,478
  President Insurance Operations

Garcia, Philip A., Executive Vice                                184,835                            24,543
  President and Chief Financial Officer

Brinling, John J., Jr., Executive Vice                           157,835                            20,955
  President

Executive Officer Group                                        1,554,113                           206,335

Non-Executive Officer Employee Group                             885,642                           117,584

-------------

(1) Dollar value represents the target award granted. An executive's target award is established by the LTIP Administrator. The actual value of an executive's phantom share units at the end of a performance period may be more or less than the executive's target award. However, the value of an executive's phantom share units may not exceed $500,000 at the end of a performance period.

(2) Mr. Milne served as President and Chief Executive Officer until his retirement in January 2002. See "Retirement Performance Award for Mr. Milne" for information regarding Mr. Milne's LTIP awards.

     In addition to the awards set forth in the above table, a table setting forth target awards granted to the Company's five highest paid executive officers, all current executive officers as a group and all employees other than the executive officers as a group for the three-year performance periods commencing 1999, 2000 and 2001 is set forth under "Long-Term Incentive Plan." In addition, the Summary Compensation Table sets forth the dollar value of restricted stock awards and the dollar value of awards that became unrestricted under the LTIP for 2000 and 2001. Such information for 2002 and ensuing years cannot yet be determined.

     Because executive officers of the Company (one of whom is a member of the Board of Directors) are eligible to receive awards under the LTIP, each of them has a personal interest in the proposal to continue the LTIP.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE CONTINUATION
                                              ---
OF THE LTIP.

                                   PROPOSAL 3
           RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     Unless instructed to the contrary, it is intended that votes will be cast pursuant to the proxies for the ratification of the selection of Malin, Bergquist & Company, LLP as the Company's independent public accountants for 2002. The Company has been advised by Malin, Bergquist & Company, LLP that none of its members has any financial interest in the Company.

     A representative of Malin, Bergquist & Company, LLP will attend the Annual Meeting, will have the opportunity to make a statement, if he or she desires to do so, and will be available to respond to any appropriate questions presented by shareholders at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE
                                              ---
SELECTION OF MALIN, BERGQUIST & COMPANY, LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR 2002.

REPORT OF THE AUDIT COMMITTEE OF THE COMPANY

     The Audit Committee is comprised of four directors, all of whom are independent as independence is defined in Rule 4200(a)(15) of the of the Nasdaq Marketplace Rules and all of whom satisfy the financial literacy requirements thereof. On March 5, 2002, the Board of Directors adopted an amended written charter for the Audit Committee, which is included as Exhibit B to this Proxy Statement.

     The Audit Committee, which met five times during 2001, has responsibility, consistent with Section 1405(c)(4) of the Pennsylvania Insurance Holding Companies Act and the Company's Bylaws, for recommending to the Board of Directors the selection of independent auditors, reviewing the scope and results of the audit and reviewing the adequacy of the Company's accounting, financial, internal and operating controls.

     The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Audit Committee reviewed and discussed the Company's audited consolidated financial statements for the year ended December 31, 2001 with management.

     The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent auditors matters relating to their independence.

     The Audit Committee reviewed and discussed with the independent auditors the following fees for services, none of which were deemed to be for consulting services, rendered for the 2001 fiscal year and has determined that the provision of non-audit services is compatible with the auditors' independence:

                                   Erie Indemnity    Erie Insurance     Other
                                     Company and      Exchange and    Affiliated
                                    Subsidiaries       Subsidiary      Entities
                                   --------------    --------------   ----------
Audit Fees                             $69,200           $72,000       $71,525
Financial Information Systems
   Design and Implementation                 0                 0             0
All Other Fees                          15,323            12,779         1,963

     Based upon the discussions and reviews referred to above, the Audit Committee recommended to the Board of Directors that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 and be filed with the Securities and Exchange Commission.

Erie Indemnity Company Audit Committee:

Robert C. Wilburn, Chairman
Patricia Garrison-Corbin
Samuel P. Katz
Claude C. Lilly III

March 5, 2002


                                  ANNUAL REPORT

     A copy of the Company's Annual Report for 2001 is being mailed to all holders of Class A Common Stock and Class B Common Stock with this Proxy Statement.


                              SHAREHOLDER PROPOSALS

     Any shareholder who, in accordance with and subject to the provisions of Rule 14a-8 of the proxy rules of the SEC, wishes to submit a proposal for inclusion in the Company's proxy statement for its 2003 Annual Meeting of Shareholders must deliver such proposal in writing to the Company's Secretary at the Company's principal executive offices at 100 Erie Insurance Place, Erie, Pennsylvania 16530, not later than December 2, 2002.

     Pursuant to Section 2.07 of the Company's Bylaws, if a shareholder desires to present at the 2003 Annual Meeting of Shareholders (i) a proposal to the Nominating Committee relating to candidates for consideration and decision as to their nomination for election as directors by shareholders or (ii) a proposal relating to other than nominations for and election of directors, otherwise than pursuant to Rule 14a-8 of the proxy rules of the SEC, such shareholder must comply with the provisions for shareholder proposals set forth in Section 2.07 of the Company's Bylaws, including the delivery of such proposal in writing to the Company's Secretary, 100 Erie Insurance Place, Erie, Pennsylvania 16530, no earlier than December 2, 2002 and no later than January 1, 2003 as follows:

     Section 2.07 Shareholders Proposals.
     -----------------------------------

     (a)  Shareholder Proposals Relating to Candidates for Election as
          ------------------------------------------------------------
          Directors.
          ---------

          (1) A Shareholder, whether or not entitled to vote in the election of Directors, may propose to the Nominating Committee of the Board of Directors one or more persons who the Shareholder believes would be appropriate candidates for election by Shareholders as a Director at any meeting of Shareholders at which Directors are to be elected. Such proposal shall be made by notice in writing, delivered in person or by first class United States mail postage prepaid or by reputable overnight delivery service, to the Nominating Committee of the Board of Directors of the corporation to the attention of the Secretary of the corporation at the principal office of the corporation, within the time limits specified herein and otherwise in accordance with this Section 2.07(a).

          (2) In the case of an annual meeting of Shareholders, any such written proposal by a Shareholder must be received by the Nominating Committee not less than 90 calendar days nor more than 120 calendar days before the first anniversary of the date on which the corporation first mailed its proxy statement to Shareholders for the annual meeting of Shareholders in the immediately preceding year; provided, however, that in the case of an annual meeting of Shareholders that is called for a date which is not within 30 calendar days before or after the first anniversary date of the annual meeting of Shareholders in the immediately preceding year, any such written proposal by a Shareholder must be received by the Nominating Committee within 5 business days after the earlier of the date the corporation shall have mailed notice to its Shareholders that an annual meeting of Shareholders will be held, issued a press release, filed a periodic report with the Securities and Exchange Commission (the "SEC"), or otherwise publicly disseminated notice that an annual meeting of Shareholders will be held.

          (3) In the case of a special meeting of Shareholders, any such written proposal by a Shareholder must be received by the Nominating Committee within 5 business days after the earlier of the date that the corporation shall have mailed notice to its Shareholders that a special meeting of Shareholders will be held, issued a press release, filed a periodic report with the SEC, or otherwise publicly disseminated notice that a special meeting of Shareholders will be held.

          (4) Such written proposal by a Shareholder shall set forth (A) the name and address of the Shareholder who has made the proposal, (B) the name, age, business address and, if known, residence address of each person so proposed, (C) the principal occupation or employment for the past five years,
(D) the number of shares of capital stock of the corporation beneficially owned within the meaning of SEC Rule 13d-3 by each person so proposed and the earliest date of acquisition of any such capital stock, (E) a description of any arrangement or understanding between each person so proposed and the proposing Shareholder with respect to such person's proposal, election as a Director, and actions to be proposed or taken by such person if elected as a Director, (F) the written consent of each person so proposed to serve as a Director if nominated and elected as a Director and (G) such other information regarding each such person as would be required under the proxy solicitation rules of the SEC if proxies were to be solicited for the election as a Director of each person so proposed.

          (5) If a written proposal by a Shareholder submitted to the Nominating Committee fails, in the reasonable judgment of the Nominating Committee, to contain the information specified in clause (4) hereof or is otherwise deficient, the Chairperson of the Nominating Committee shall, as promptly as is practicable under the circumstances, provide written notice to the Shareholder of such failure or deficiency in the written proposal by a Shareholder and such Shareholder shall have 5 business days from receipt of such notice to submit a revised written proposal that corrects such failure or deficiency in all material respects.

     (b)  Shareholder Proposals Relating to Matters Other Than Candidates for
          -------------------------------------------------------------------
          Election as Directors.
          ----------------------

          (1) A Shareholder of the corporation may bring a matter (other than a proposal to the Nominating Committee of a candidate for election as a Director by shareholders which is covered by subsection (a) of this Section 2.07) before a meeting of Shareholders only if (A) such matter is a proper matter for Shareholder action and such Shareholder shall have provided notice in writing, delivered in person or by first class United States mail postage prepaid or by reputable overnight delivery service, to the Secretary of the corporation at the principal office of the corporation, within the time limits specified herein or
(B) the Shareholder complies with the provisions of Rule 14a-8 under the Securities Exchange Act of 1934 (as amended) relating to inclusion of shareholder proposals in the corporation's proxy statement.

          (2) In the case of an annual meeting of Shareholders, any such written notice of presentation of a matter by a Shareholder must be received by the Secretary of the corporation not less than 90 calendar days nor more than 120 days before the first anniversary of the date on which the corporation first mailed its proxy statement to Shareholders for the annual meeting of Shareholders in the immediately preceding year; provided, however, that in the case of an annual meeting of Shareholders that is called for a date which is not within 30 calendar days before or after the first anniversary date of the annual meeting of Shareholders in the immediately preceding year, any such written notice of presentation by a Shareholder of a matter must be received by the Secretary of the corporation within 5 business days after the earlier of the date the corporation shall have mailed notice to its Shareholders that an annual meeting of Shareholders will be held, issued a press release, filed a periodic report with the SEC, or otherwise publicly disseminated that an annual meeting of Shareholders will be held.

          (3) In the case of a special meeting of Shareholders, any such written notice of presentation of a matter by a Shareholder must be received by the Secretary of the corporation within 5 business days after the earlier of the date the corporation shall have mailed notice to its Shareholders that a special meeting of Shareholders will be held, issued a press release, filed a periodic report with the SEC, or otherwise publicly disseminated notice that a special meeting of Shareholders will be held.

          (4) Such written notice of presentation of a matter by a Shareholder shall set forth information regarding such matter equivalent to the information regarding such matter that would be required under the proxy solicitation rules of the SEC if proxies were solicited for Shareholder consideration of such matter at a meeting of Shareholders.

          (5) If a written notice of presentation of a matter submitted by a Shareholder to the Board of Directors fails, in the reasonable judgment of the Board of Directors, to contain the information specified in clause (4) hereof or is otherwise deficient, the Chairperson of the Board of Directors shall, as promptly as is practicable under the circumstances, provide written notice to the Shareholder who submitted the written notice of presentation of a matter of such failure or deficiency in the written notice of presentation of a matter and such Shareholder shall have 5 business days from receipt of such notice to submit a revised written notice of presentation of a matter that corrects such failure or deficiency in all material respects.

          (6) Only matters submitted in accordance with the foregoing provisions of this Section 2.07(b) shall be eligible for presentation of such meeting of Shareholders, and any matter not submitted to the Board of Directors in accordance with such provisions shall not be considered or acted upon at such meeting of Shareholders.

                                  OTHER MATTERS

     The Board of Directors does not know of any matter to be presented for consideration at the Annual Meeting other than the matters described in the Notice of Annual Meeting and in this Proxy Statement under the caption "Mrs. Hagen's Proposed Director Candidates," but if any matters are properly presented, execution of the proxy enclosed herewith shall confer discretionary authority upon the persons named to vote on any other matter presented at the Annual Meeting unless prohibited by applicable provisions of the Exchange Act.

                                           By Order of the Board of Directors,



                                           Jan R. Van Gorder,
                                           Senior Executive Vice President,
                                           Secretary and General Counsel

April 1, 2002
Erie, Pennsylvania

                                                                       EXHIBIT A
                                                                       ---------


                             ERIE INDEMNITY COMPANY
                            LONG-TERM INCENTIVE PLAN

                                   1. GENERAL
                                      -------

1.1  Purpose.
     -------

     The purposes of the Long-Term Incentive Plan (the "Plan") are: (a) to enhance the growth and profitability of Erie Indemnity Company, a Pennsylvania business corporation ("Erie"), and its subsidiaries and affiliates by providing the incentive of long-term rewards to key employees who are capable of having a significant impact on the performance of Erie and its subsidiaries and affiliates; (b) to attract and retain employees of outstanding competence and ability and (c) to further align the interests of such employees with those of shareholders of Erie.

1.2  Definitions.
     -----------

     For the purpose of the Plan, the following terms shall have the meanings indicated:

     (a) "Board of Directors" or "Board" shall mean the Board of Directors of Erie.

     (b) "Code" shall mean the Internal Revenue Code of 1986, as amended, including any successor law thereto.

     (c) "Company" shall mean Erie and any corporation, partnership, or other organization of which Erie, directly or indirectly, owns or controls not less than 50% of the total combined voting power of all classes of stock or other equity interests. For purposes of this Plan, the terms "Erie" and "Company" shall include any successor thereto.

     (d) "Common Stock" shall mean the Class A (non-voting) Common Stock of Erie and a "share of Common Stock" shall mean one share of Common Stock.

     (e) "Disability" shall mean total and permanent disability within the meaning of Section 22(e)(3) of the Code.

     (f) "Fair Market Value" of shares of Common Stock on any given date(s) shall be: (a) the daily average of the high and low sales prices on the Nasdaq National Market System of such shares on the date(s) in question, or, if the shares of Common Stock shall not have been traded on any such date(s), the closing price on the Nasdaq National Market System on the first day prior thereto on which the shares of Common Stock were so traded; or (b) if the shares of Common Stock are not traded on the Nasdaq National Market System, such other amount as may be determined by the Plan Administrator by any fair and reasonable means.

     (g) "Participant" shall mean any key employee who has met the eligibility requirements set forth in Section 1.4 hereof and to whom a grant has been made and is outstanding under the Plan.

     (h) "Performance Period" shall mean, in relation to Phantom Share Units, any period, for which performance objectives have been established pursuant to Article 2.

     (i) "Phantom Share Unit" shall mean a right granted to a Participant pursuant to Article 2.

     (j) "Plan Administrator" shall mean: (i) the Executive Compensation Committee of the Board of Directors (the "Committee"), or its functional successor, unless some other Board committee has been designated by the Board of Directors to administer the Plan or any portion of the Plan; or (ii) in the event that the Committee is not comprised of two or more "Non-Employee Directors" within the meaning of Rule 16b-3(a)(3) promulgated under Section 16 of the Securities Exchange Act of 1934, then the Plan Administrator shall, with respect to officers and directors subject to Section 16, be the Board.

     (k) "Restricted Share" shall mean a share of Common Stock granted to a Participant pursuant to Article 3, subject to the restrictions set forth in Section 3.1 hereof.

     (l) "Retirement" shall mean the cessation of employment with the Company after reaching age 55 and having completed at least 5 years of service.

     (m) "Vesting Period" shall mean in relation to Restricted Shares receivable in payment for Phantom Share Units, the period of time during which such shares are subject to restrictions on transferability and may be forfeited if the Participant's employment is terminated during such period.

1.3  Administration.
     --------------

     The Plan shall be administered by the Plan Administrator and the Plan Administrator shall act in accordance with the procedures established under Erie's Articles of Incorporation, Bylaws and under any resolution of the Board. Subject to the provisions of the Plan, the Plan Administrator shall have sole and complete authority to: (i) subject to Section 1.4 hereof, select Participants after receiving the recommendations of the management of the Company; (ii) determine the number of Phantom Share Units or Restricted Shares subject to each grant; (iii) determine the time or times when grants are to be made or are to be effective; (iv) determine the terms and conditions, including the performance objectives, subject to which grants may be made; (v) extend the term of any grant; (vi) prescribe the form or forms of the instruments evidencing any grants made hereunder, provided that such forms are consistent with the Plan; (vii) adopt, amend, and rescind such rules and regulations as, in its opinion, may be advisable for the administration of the Plan; (viii) construe and interpret the Plan and all rules, regulations, and instruments utilized thereunder; and (ix) make all determinations deemed advisable or necessary for the administration of the Plan. All determinations by the Plan Administrator shall be final and binding.

1.4  Eligibility and Participation.
     -----------------------------

     Participation in the Plan shall be limited to officers (who may also be members of the Board of Directors) and other salaried key employees of the Company as identified by the Plan Administrator to participate in the Plan.


                 2. PROVISIONS APPLICABLE TO PHANTOM SHARE UNITS
                    --------------------------------------------

2.1  Performance Periods.
     -------------------

     The Plan Administrator shall establish Performance Periods applicable to Phantom Share Units. Each such Performance Period shall commence with the beginning of a fiscal year in which performance objectives are established and have a duration of not less than three consecutive fiscal years.

2.2  Performance Objectives.
     ----------------------

     The Plan Administrator shall establish one or more performance objectives for each Performance Period, provided that such performance objectives shall be established prior to the grant of any Phantom Share Units with respect to such period. Performance objectives shall be based on one or more of the following measures: (i) retained earnings per share plus dividends, (ii) earnings or earnings per share, (iii) assets or return on assets, (iv) shareholders' equity or return on shareholders' equity, (v) revenues, (vi) costs, (vii) gross profit margin, (viii) investment earnings, (ix) loss ratio, (x) combined ratio, or (xi) any other measure determined by the Plan Administrator to be in the best interests of the Company. The Plan Administrator may, in its discretion, establish performance objectives for the Company as a whole or for only the business unit of the Company in which a given Participant is involved, or a combination thereof.

2.3  Grants of Phantom Share Units.
     -----------------------------

     The Plan Administrator may select employees to become Participants (subject to the provisions of Section 1.4 hereof) and grant Phantom Share Units to such Participants at any time prior to or during the first fiscal year of a Performance Period. Before making grants, the Plan Administrator shall receive the recommendations of the Chief Executive Officer of the Company, which will take into account such factors as level of responsibility, current and past performance, and performance potential. Each grant to a Participant shall be evidenced by a written instrument stating the number of Phantom Share Units granted, the target value of each Phantom Share Unit, the Performance Period, the performance objective or objectives, the Vesting Periods and restrictions applicable to Restricted Shares receivable in payment for Phantom Share Units and any other terms, conditions and rights with respect to such grant.

2.4  Adjustment With Respect to Phantom Share Units.
     ----------------------------------------------

     Any other provision of the Plan to the contrary notwithstanding, the Plan Administrator may at any time adjust performance objectives (up or down), adjust the way performance objectives are measured, or shorten any Performance Period, if it is determined that conditions, including, but not limited to, changes in the economy, changes in competitive conditions, changes in laws or governmental regulations, changes in generally accepted accounting principles, changes in the Company's accounting policies, acquisitions or dispositions, stock redemptions, reductions or increases in the management fee rate payable to Erie by Erie Insurance Exchange, reductions to shareholders' equity due to reductions or increases in net unrealized gains on available-for-sale securities or the occurrence of other events impacting the performance objectives, so warrant; provided, however, that the Plan Administrator may not make any such adjustment that would increase the economic benefit to any "covered employee" as defined in
     Section 162(m) of the Code.

2.5. Maximum Annual Award.
     --------------------

     The maximum value of Phantom Share Units that may be earned by any Participant in any year shall not exceed $500,000.

2.6  Payment for Phantom Share Units.
     -------------------------------

     Within 90 days after the end of any Performance Period, the Plan Administrator shall determine the total dollar value of Phantom Share Units held by each Participant for such Performance

     Period. Payment for Phantom Share Units shall be in the form of Restricted Shares and shall be subject to the terms and conditions of Section 3 hereof. Such Common Stock shall be purchased in the open market, provided however, that if the Common Stock of the Company is not readily available in the marketplace, or purchase of the Common Stock for Restricted Shares would artificially affect the price of the Common Stock, in the sole discretion of the Plan Administrator, Restricted Shares shall be payable in deferred stock units equal in value to the number of shares of Common Stock that would have been paid to the Participant had the Common Stock been available in the marketplace. The number of Restricted Shares (or stock unit equivalents) granted shall be equal to the actual total value of the Phantom Share Units at the end of the Performance Period divided by the average price of the Fair Market Value of the Common Stock for the month following the end of the Performance Period, rounded up to the nearest whole share.

2.7  Termination of Employment.
     -------------------------

     (a)  Prior to the end of a Performance Period:

          (i)  Death, Disability or Normal Retirement: If a Participant ceases
               --------------------------------------
               to be an employee of the Company prior to the end of a Performance Period by reason of death, Disability or Normal Retirement (as defined in the Company's qualified Retirement Plan for Employees), the Performance Period for outstanding Phantom Share Units shall be deemed to end as of the end of the fiscal year in which such event occurred. The total dollar value of Phantom Share Units held by such Participant shall be based upon performance during the reduced Performance Period and will be paid in the form of shares of Common Stock in the manner provided for by Section 2.6. Any shares of Common Stock payable pursuant to this Section 2.7 shall be free of any restrictions or risk of forfeiture under the Plan and shall be registered in the name of the Participant or the Participant's beneficiary or estate, as the case may be, as soon as practicable after the end of the applicable Performance Period.

          (ii) Other Terminations: If a Participant ceases to be an employee
               ------------------
               prior to the end of a Performance Period for any reason other than death, Disability or Normal Retirement, the Participant shall immediately forfeit all Phantom Share Units previously granted under the Plan. The Plan Administrator may, however, in its sole discretion, permit a Participant to retain all or a portion of the Participant's Phantom Share Units if it finds that the circumstances in the particular case so warrant.

     (b) After the end of a Performance Period, but prior to the end of a Vesting Period:

          (i)  Death or Disability: If a Participant ceases to be an employee of
               -------------------
               the Company by reason of death or Disability, the Vesting Period shall be deemed to have ended and shares of Common Stock held by the Company with respect to Restricted Shares earned by such Participant shall be paid as soon as practicable in the manner set forth in Section 3.4 hereof.

          (ii) Retirement: The Retirement of a Participant shall not constitute
               ----------
               a termination of employment for purposes of this Section 2.7(b), and such Participant shall not forfeit any Common Stock held by the Company with respect to Restricted Shares earned by such Participant.

          (iii) Other Terminations: If a Participant ceases to be an employee
                ------------------
                prior to the end of a Vesting Period for any reason other than death, Disability or Normal Retirement, the Participant shall immediately forfeit all unvested Restricted Shares previously granted with respect to such Vesting Period in accordance with the provisions of Section 3.2(c) hereof, unless the Plan Administrator, in its sole discretion, finds that the circumstances in the particular case so warrant and allows a Participant whose employment has so terminated to retain any or all of the Restricted Shares granted to such Participant.


                  3. PROVISIONS APPLICABLE TO RESTRICTED SHARES
                     ------------------------------------------

3.1  Vesting Periods.
     ---------------

     At the time a Phantom Share Unit award is made, the Plan Administrator shall establish a Vesting Period applicable to Restricted Stock which shall not be more than three years. The Plan Administrator may provide for the lapse of all or a portion of such Vesting Period in installments and may accelerate or waive such Vesting Period, in whole or in part, based on such factors as the Plan Administrator may determine.

3.2  Rights and Restrictions Governing Restricted Shares.
     ---------------------------------------------------

     At the time of payment in Restricted Shares, subject to the receipt by the Company of any applicable consideration for such Restricted Shares, one or more certificates representing the appropriate number of shares of Common Stock granted to a Participant shall be registered either in the Participant's name or for the Participant's benefit either individually or collectively with others, but shall be held by the Company for the account of the Participant. The Participant shall have all rights of a holder as to such shares of Common Stock, including the right to receive dividends, subject to the following restrictions: (a) the Participant shall not be entitled to delivery of certificates representing such shares of Common Stock and any other such securities until the expiration of the applicable Vesting Period; (b) none of the Restricted Shares may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of during the applicable Vesting Period; and (c) all of the Restricted Shares shall be forfeited and all rights of the Participant to such Restricted Shares shall terminate without further obligation on the part of the Company unless the Participant remains in the continuous employment of the Company for the entire Vesting Period or portion thereof in relation to which such Restricted Shares were granted, except as otherwise allowed by Section 2.7 hereof. At the time of payment in Restricted Shares, if the Common Stock of the Company is not readily available in the marketplace, or purchase of the Common stock would artificially affect the price of the Common Stock, in the sole discretion of the Plan Administrator, then in that event, the Company shall have the option to pay to the Participant in cash the Fair Market Value of the Restricted Shares on such payment date.

3.3  Adjustment with Respect to Restricted Shares.
     --------------------------------------------

     Any other provisions of the Plan to the contrary notwithstanding, the Plan Administrator may at any time shorten any Vesting Period, if it determines that conditions, including but not limited to, changes in the economy, changes in competitive conditions, changes in laws or governmental regulations, changes in generally accepted accounting principles, changes in the Company's accounting policies, acquisitions or dispositions, or the occurrence of other unusual, unforeseen, or extraordinary events, so warrant.

3.4  Payment of Restricted Shares.
     ----------------------------

     In the event that a Participant is still employed by the Company at the end of the Vesting Period or portion thereof, all applicable restrictions shall lapse as to Restricted Shares granted in relation to such Vesting Period, and one or more stock certificates for the appropriate number of shares of Common Stock, free of restrictions, shall be delivered to the Participant or such shares shall be credited to a brokerage account if the Participant so directs.

3.5  Deferral of Payment.
     -------------------

     The Plan Administrator may, in its sole discretion, offer a Participant the right, by execution of a written agreement, to defer the receipt of all or any portion of the payment, if any, for Restricted Shares. If such an election to defer is made, the Common Stock receivable in payment for Restricted Shares shall be deferred as stock units equal in number to the number of shares of Common Stock that would have been paid to the Participant. Such stock units shall represent only a contractual right and shall not give the Participant any interest, right, or title to any Common Stock during the deferral period. The cash receivable in payment for fractional shares receivable for Restricted Shares shall be deferred as cash units. Deferred cash units may be credited annually with an appreciation factor specified in the deferred compensation agreement, which will include dividend equivalents. At the end of the deferral period, deferred stock units and cash units shall be paid in Common Stock, except that any payment attributable to fractional shares shall be paid in cash. All other terms and conditions of deferred payments shall be as contained in a written deferred compensation agreement.


                                4. MISCELLANEOUS
                                   -------------

4.1  Designation of Beneficiary.
     --------------------------

     A Participant may designate, in a writing delivered to the Company before the Participant's death, a person or persons to receive, in the event of the Participant's death, any rights to which the Participant would be entitled under the Plan. A Participant may also designate an alternate beneficiary to receive payments if the primary beneficiary does not survive the Participant. A Participant may designate more than one person as the Participant's beneficiary or alternate beneficiary, in which case such persons would receive payments as joint tenants with a right of survivorship. A beneficiary designation may be changed or revoked by a Participant at any time by filing a written statement of such change or revocation with the Company. If a Participant fails to designate a beneficiary, then the Participant's estate shall be deemed to be the Participant's beneficiary.

4.2  Employment Rights.
     -----------------

     Neither the Plan nor any action taken hereunder shall be construed as giving any employee of the Company the right to become a Participant, and a grant under the Plan shall not be construed as giving any Participant any right to be retained in the employ of the Company.

4.3  Nontransferability.
     ------------------

     A Participant's rights under the Plan, including the right to any amounts or shares payable, may not be assigned, pledged, or otherwise transferred except, in the event of a Participant's death, to the Participant's designated beneficiary or, in the absence of such a designation, by will or the laws of descent and distribution.

4.4  Withholding.
     -----------

     The Company shall have the right, before any payment is made or a certificate for any shares is delivered or any shares are credited to any brokerage account, to deduct or withhold from any payment under the Plan any federal, state, local or other taxes, including transfer taxes, required by law to be withheld or to require the Participant or the Participant's beneficiary or estate, as the case may be, to pay any amount, or the balance of any amount, required to be withheld.

     If and to the extent withholding of any federal, state or local tax is required in connection with the lapse of restrictions with respect to Restricted Shares earned pursuant to Phantom Share Units, the Participant may elect to pay such amount in cash or: (i) have the Company hold back from the shares to be delivered, stock having a value calculated to satisfy such withholding obligations; (ii) deliver previously-owned shares of Common Stock held by the Participant having a value equal to the tax withholding obligation provided that the previously owned shares have been held for at least six months; or (iii) utilize a combination of the foregoing procedures.

4.5  Relationship to Other Benefits.
     ------------------------------

     No payment under the Plan shall be taken into account in determining any benefits under any retirement, group insurance, or other employee benefit plan of the Company. The Plan shall not preclude the shareholders of Erie, the Board of Directors or any committee thereof, or the Company from authorizing or approving other employee benefit plans or forms or incentive compensation, nor shall it limit or prevent the continued operation of other incentive compensation plans or other employee benefit plans of the Company or the participation in any such plans by Participants in the Plan.

4.6  No Trust or Fund Created.
     ------------------------

     Neither the Plan nor any grant made hereunder shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to a grant under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

4.7  Expenses.
     --------

     The expenses of administering the Plan shall be borne by the Company.

4.8  Indemnification.
     ---------------

     Service on the Committee shall constitute service as a member of the Board of Directors so that members of the Committee shall be entitled to indemnification and reimbursement as directors of the Company pursuant to its Articles of Incorporation, ByLaws, or resolutions of its Board of Directors or shareholders.

4.9  Tax Litigation.
     --------------

     The Company shall have the right to contest, at its expense, any tax ruling or decision, administrative or judicial, on any issue that is related to the Plan and that the Company believes to be important to Participants in the Plan and to conduct any such contest or any litigation arising therefrom to a final decision.

4.10 Antidilution.
     ------------

     Phantom Share Units and Restricted Shares shall be subject to appropriate adjustment by the Plan Administrator as to the number and price of shares of Common Stock or other considerations subject to such grants in the event of changes in the outstanding shares by reason of stock dividends, stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant.


                          5. AMENDMENT AND TERMINATION
                             -------------------------

     The Board of Directors may modify, amend, or terminate the Plan at any time except that no modification, amendment, or termination of the Plan shall adversely affect the rights of a Participant under a grant previously made to a Participant without the consent of such Participant.


                                6. INTERPRETATION
                                   --------------

6.1  Governmental and Other Regulations.
     ----------------------------------

     The Plan and any grant hereunder shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any regulatory or governmental agency that may, in the opinion of the counsel for the Company, be required.

6.2  Governing Law.
     -------------

     The Plan shall be construed and its provisions enforced and administered in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts entered into and performed entirely in such Commonwealth.


                   7. EFFECTIVE DATE AND SHAREHOLDER APPROVAL
                      ---------------------------------------

     The Plan shall be effective as of January 1, 1997.

                                                                       EXHIBIT B
                                                                       ---------


                             ERIE INDEMNITY COMPANY
                             AUDIT COMMITTEE CHARTER


I.   AUDIT COMMITTEE PURPOSE

The Audit Committee shall be appointed by the Board of Directors of Erie Indemnity Company (hereafter "the Company") to assist the Board in overseeing
(1) the integrity of the financial statements of the Company provided to shareholders and others; (2) the compliance by the Company with financial accounting and legal and regulatory requirements; (3) the independence and performance of the Company's internal and independent auditors; and (4) the systems of control over financial reporting. In this context, the Company shall also include Erie Insurance Exchange, and its affiliated companies, for which Erie Indemnity Company is the attorney-in-fact.

II.  AUDIT COMMITTEE APPOINTMENT, COMPOSITION, AND MEETING PROTOCOL

The members of the Audit Committee shall be appointed by the Board, and shall meet independence and experience requirements of the applicable federal securities law, the Pennsylvania Insurance Holding Companies Act, and the Marketplace Rules of the Nasdaq Stock Market (hereafter "Nasdaq").

The Audit Committee shall be comprised of at least three directors, the exact number to be determined by the Board, each of whom shall be independent directors as required by applicable statutory requirements and each member of the Audit Committee shall be free from any relationship that would interfere with the exercise of his or her independent judgment.

All members of the Audit Committee shall be able to read and understand the financial statements, including the Company's balance sheet, income statements, and cash flow statements, or become able to do so within a reasonable period of time after his or her appointment to the Audit Committee. At least one member of the Audit Committee shall have current or past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer, or other senior officer with financial oversight responsibilities.

The Audit Committee Chair shall be designated by the Board.

The Audit Committee shall meet at least four times annually or more frequently as necessary and appropriate. A quorum of committee members shall be present at any meeting at which final action or approval is to be taken or made. A quorum shall be present if a majority of committee members are present in person or by other means and in the case of an Audit Committee of three or four members, by the attendance, in person or otherwise, of two or more committee members. An agenda for each meeting shall be prepared in advance of each meeting and may be developed in consultation with management, other committee members, and/or the independent auditors.

III. AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

The Audit Committee shall have the following responsibilities and duties:

1. Review and reassess the adequacy of this Charter at least annually and recommend any proposed changes to the Board for approval.

2. Review the annual audited financial statements prior to filing or distribution. The review should include discussions with management and the independent auditors of any significant issues regarding accounting principles, practices and judgments.

3. Consider the integrity of the Company's financial reporting processes and controls in consultation with management, the independent auditors and the internal auditors. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures and to identify any payments or procedures that might be deemed illegal or improper. Review significant findings presented by the independent auditors and the internal audit department together with management's responses.

4. Review with management and the independent auditors, the Company's quarterly financial statements prior to the public release of earnings and the filing or distribution of the quarterly financial statements. The review shall encompass discussion of any significant issues arising during the independent auditors' limited review procedures.

5. Review and discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with the American Institute of Certified Public Accountants Statements of Auditing Standards.

6. Select, evaluate, and, if appropriate, replace the independent auditor. The independent auditors are ultimately accountable to the Board of Directors and the Audit Committee, as representatives of shareholders.

7. Approve the fees and other significant compensation to be paid to the independent auditors, including any other significant management consulting engagements to be performed by the independent auditing firm that is outside of the audit engagement letter.

8. Review and discuss with the independent auditors annually all significant relationships they have with the Company that could impair the auditors' independence.

9. Review the independent auditors' audit plan and engagement letter to determine if it is sufficiently detailed and covers any significant areas of concern the Audit Committee may have. This review should include the scope, staffing, locations, reliance upon management and internal audit and general audit approach.

10. Review and discuss the fourth quarter and year-end earnings with the independent auditors prior to the public release of the year-end results.

11. Review and consider the independent auditors' judgment regarding the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

12. Discuss with the independent and internal auditors whether there are any reportable instances of internal control weaknesses.

13. Review with management the appointment, performance and replacement of the senior internal audit executive.

14. Review with the Company's General Counsel on at least an annual basis, i.) any legal matters that could have a significant impact on the Company's financial statements, ii.) the Company's compliance with applicable laws and regulations, and iii.) inquiries received from regulators or governmental agencies.

15. Prepare annually a report to shareholders, to be included in the Company's annual proxy statement, as required by the SEC. The report should include a statement that the Audit Committee has reviewed and discussed the audited financial statements with management; discussed with the independent auditors the matters required to be discussed by Statements of Auditing Standards; reviewed the written disclosure from the independent auditors regarding their independence; and make a recommendation to the Board of Directors about the inclusion of the audited financial statements in the Company's Form 10-K Report to be filed with the SEC.

16. File and attach the Audit Committee Charter as an appendix to the proxy statement at least once every three years.

17. Obtain from the independent auditor, assurance that Section 10A of the Securities Exchange Act of 1934, as amended (relating to the disclosure of illegal acts), has not been implicated.

18.  Prepare and maintain minutes of its meetings.

19. Periodically report to the Board of Directors on significant results of its activities.

20. Perform such other duties and activities consistent with the intent and spirit of this charter, the Company's Bylaws, and governing law, as the Audit Committee deems necessary or appropriate.